UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Heidrick & Struggles International, Inc.

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LETTER TO STOCKHOLDERS

April 15, 2022

Dear Fellow Stockholders,

Last year was an extraordinary year for Heidrick & Struggles. We maintained a laser focus on our growth initiatives as we continued to transform our business, and we delivered exceptional results and an important financial milestone in 2021 – more than $1 billion in net revenue – with impressively higher profitability.

Our record performance demonstrated that our differentiated growth strategy is working well. We continue to grow our core businesses, while we further expand our services and offerings, and invest in and develop new innovative digital capabilities for the future. In 2021, we created long-term value for our stockholders and clients by concentrating on four key areas:

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Expanding our geographic scope and driving aggressive growth in Executive Search across all of our regions, winning and closing more searches than at any other time in our history and with unprecedented productivity levels from our consultants; we also made strong progress on the diversity front: 51% of our total U.S. placements were diverse, and 73% of our U.S. Board of Director placements were diverse.

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Delivering value-add services in Heidrick Consulting across three primary areas: Leadership Assessment and Development to help shape future-ready leaders; Culture Assessments and Culture Shaping with companies navigating hybrid and return-to-work environments; and DE&I (Diversity, Equity & Inclusion), working with clients to define their diversity strategies and create equitable and inclusive cultures.

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Driving significant revenue growth from the addition of our newest business segment, On-Demand Talent, following our acquisition of Business Talent Group in 2021, helping companies quickly find executive talent to fill interim leadership gaps or provide expertise on specific issues, transactions or transformation initiatives.

•	Initiating a partnership with a leader in creating AI-driven talent development platforms and making our first moves in developing new tech-enabled digital offerings.

In addition to our outstanding business and financial results, we made important strides in our ESG (Environmental, Social and Governance) efforts, publishing our first-ever ESG report and providing an in-depth look into our sustainability activities, while also outlining a firm commitment to substantially offset our carbon impact.

On the macro front, 2021 was a revolutionary year for leadership and human capital. Around the world, the ways in which we led our organizations and how we did our work were forever changed. Today, companies across all industries and regions are facing complex talent and human capital challenges and opportunities, including: developing boards and leaders of the future; maintaining inclusive cultures amidst new hybrid work models; exploring new ways of working, such as with independent talent on an on-demand basis for interim executive roles or project-based assignments; and using insights and AI to enable more agile, future-focused leadership and talent development. With our deliberate, strategic focus on growth and diversification and the incredible agility, resiliency and professionalism of our team, we are well positioned to serve and empower our clients to develop high-performing leaders, teams and organizations globally. As we look ahead to the future, our firm is on its front foot, moving forward, and we see tremendous opportunity for Heidrick & Struggles.

In closing, I want to thank our colleagues around the world for their hard work and remarkable dedication to serving our clients and supporting each other in all that we do. I also want to thank our clients and stockholders for the trust they have placed in our firm and our purpose-driven work – to help our clients change the world one leadership team at a time. Finally, I want to take this opportunity to thank Laszlo Bock, who as previously announced, will not stand for reelection as a director this year. Laszlo provided valuable leadership and counsel to me and our Board of Directors on a wide range of topics, including our technology transformation and managing through the COVID-19 pandemic, as we worked closely with our clients to help them continue developing high-performing teams and thriving cultures.

This year we will conduct our Annual Meeting in a virtual format. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You can attend the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/HSII2022 where you will be able to listen to the meeting live, submit questions and vote. Information about attending the 2022 Annual Meeting and voting your shares may be found in the Notice of 2022 Annual Meeting of Stockholders and proxy statement. The Notice of the 2022 Annual Meeting of Stockholders and proxy statement contain details of the business to be conducted at the upcoming Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the 2022 Annual Meeting online, we encourage you to vote promptly. You can vote via the internet, by telephone, by mail or by attending and voting online during the Annual Meeting. We hope that you vote your shares, which in turn helps us ensure that our corporate governance practices, decisions and strategy all remain aligned with the priorities of our stockholders and other stakeholders. Regular, transparent interaction with our stockholders is a cornerstone of our corporate governance practices.

On behalf of our Board, we thank you for your continued confidence and investment in our firm as we focus on driving forward our differentiated growth strategy and delivering long-term, sustainable value to all of our stakeholders.	Sincerely, Krishnan Rajagopalan President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS OF HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Date and Time

May 26, 2022

8:00 a.m., Central Time

Online check-in will be available beginning at 7:45 a.m. Central Time. Please allow ample time for the online check-in process.

Place*

The Annual Meeting will be held entirely online at: www.virtualshareholdermeeting.com/HSII2022.

* In light of the ongoing pandemic, for the safety of all of our people, including our stockholders, and taking into account federal, state and local guidance that has been issued, we have determined that the 2022 Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting.

If you plan to participate in the virtual meeting, please see “Questions and Answers About the Proxy Materials and the Annual Meeting.” Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the internet.

Items of Business

Stockholders are being asked to vote on the three agenda items described below and to consider any other business properly brought before the 2022 Annual Meeting and any adjournment or postponement of the meeting:

1.  Election to our Board of Directors of the seven director nominees named in the attached proxy statement.

2.  An advisory vote to approve named executive officer compensation (say-on-pay).

3.  Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2022 fiscal year.

To participate in the 2022 Annual Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials.

Record Date

The Record Date for the determination of the stockholders entitled to vote at our Annual Meeting, and any adjournments or postponements thereof, was the close of business on March 31, 2022.

Distribution of Materials

This Notice, the proxy statement, the accompanying proxy card and our Form 10-K for the year ended December 31, 2021 are being distributed to stockholders beginning on or about April 20, 2022. These documents are also available on our website at

https://investors.heidrick.com/financial-information/proxy-materials.

On behalf of the Board of Directors, Tracey Heaton Chief Legal Officer & Corporate Secretary

PROXY STATEMENT

We are providing the enclosed proxy materials to you in connection with the solicitation by the board of directors (the “Board”) of Heidrick & Struggles International, Inc. (“Heidrick & Struggles,” “Heidrick,” the “firm” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on May 26, 2022 (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/HSII2022. We began distributing these proxy materials to our stockholders on or about April 20, 2022.

This proxy statement contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Risk Factors” in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more complete information regarding the Company’s 2021 performance, please review the Company’s Form 10-K for the year ended December 31, 2021.

PROXY STATEMENT SUMMARY

2021 BUSINESS HIGHLIGHTS

2021 was an exciting year of geographic expansion and industry-leading productivity in Executive Search, increased demand for our broad array of leadership, organizational effectiveness and culture shaping offerings from Heidrick Consulting, the addition of our high-growth On-Demand Talent business segment and the initiation of a partnership for future digital innovation. Our record results demonstrate that our differentiated strategy is working. As a result, Heidrick ended 2021 with:

•	Full year consolidated net revenue of $1,003.0 million, an important financial milestone

•	A strong balance sheet with $545.2 million in cash and cash equivalents and marketable securities

•	Adjusted Net Income was $83.5M with adjusted diluted earnings per share of $4.11

•	Adjusted operating income more than doubled to $113.4M with an adjusted operating margin of 11.3%

•	Increased market share and geographic scope in Executive Search, with 12 month productivity of $2.4 million per consultant in 2021

2021 ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE (“ESG”) HIGHLIGHTS

In addition to record-breaking financial results, in 2021 we also made important strides in ESG. We published our first-ever ESG report, which provides an in-depth look into our ESG initiatives, outlines a firm commitment to expand our efforts to reduce our carbon footprint and begin to substantially offset our carbon impact, and highlights our continued efforts internally and with our clients globally to build more effective and representative organizations. We are proud to share the progress we have been making on our ESG initiatives through the work and investments we have undertaken to lessen our impact on the environment, advance diversity and inclusion and innovate across our business to drive an increasingly sustainable business model for the future. At Heidrick & Struggles, we hold ourselves to the highest standards, and as a premier provider of leadership advisory services, people are at the center of all we do. Using our culture as a differentiator to attract, develop and retain the highest-performing talent and build a more diverse and inclusive firm is a strategic priority.

As trusted advisors in boardrooms around the globe, one of the most consequential conversations taking place and that we have the privilege of helping to shape is around sustainability and ESG issues.

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Some highlights from our 2021 ESG efforts include:

•	At the Board of Director level, 73% of our U.S. placements were diverse and 68% globally, exceeding our Board Diversity Pledge.

•	Maintaining our own commitment to diversity, 37.5% of our own Board are women, and 25% are ethnically diverse.

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Women represented 64% of our overall workforce. Women represented 69% of our new hires and 65% of our promotions. Professionals of color represented 26% of our U.S. workforce. In 2021, professionals of color accounted for 35% of our new hires and 21% of our promotions in the U.S.

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We continued to take steps to support our employees and help ensure their safety and wellbeing during the ongoing pandemic, including monitoring guidance from the U.S. Centers for Disease Control and Prevention, World Health Organization and other relevant health authorities and sharing such guidance with our employees. We have provided various benefits and resources related to the pandemic, including mental health resources and additional support, and recognizing World Mental Health Day.

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We formalized new hybrid workplace guidance globally. As we plan for the future of work, we continue providing our employees with flexibility in how and where we work, while maintaining our culture of mentorship, collaboration and community.

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We began purchasing verified carbon offset credits, which are expected to increase through the coming years, and are expected to offset at least 45% of our 2019 (pre-pandemic) carbon emissions by 2023.

2021 COMPENSATION HIGHLIGHTS

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Heidrick’s compensation program is guided by a pay-for-performance philosophy. We expect the Company’s Executive Officers to initiate and carry out sustainable growth strategies and to create long-term value for both the Company and its stockholders.

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We also believe that Heidrick’s compensation program strikes the appropriate balance between offering incentives needed to attract and retain the best talent, as well as driving and rewarding both short-term goals and long-term stockholder value.

2021 Compensation Best Practices

Our compensation policies and practices include:

Independent HRCC. All of the members of the HRCC are independent.

Independent Compensation Consultant. The HRCC receives objective advice from an independent compensation consultant.

Annual Assessment. The HRCC conducts an annual assessment of compensation policies to ensure that they are aligned with the Company’s performance objectives, are competitive in the executive search and leadership consulting industry, and do not encourage undue risk.

Stock Ownership Guidelines. The CEO is required to own five times their annual base salary in Company common stock, and all other NEOs are required to own two times their annual base salary. Effective February 2022, the HRCC approved revisions to the stock ownership guidelines which added share retention requirements, whereby the CEO or other NEO must retain ownership of Company shares in an amount equal to 50% of the net after-tax value of any newly-vested RSUs, performance shares and/or PSUs until the applicable multiple requirement is met, as further described on page 44.

Reward for Performance. A majority of each Executive Officer’s total direct compensation is tied to the achievement of certain Company and individual performance goals.

Annual Payout Limits. The potential annual payout on incentive compensation elements is limited to 200% of target, as further described on page 38.

Long-Term Vesting. We encourage retention and long-term value creation by providing for equity awards that vest over three years, commencing on the grant date anniversary.

No Excise Tax Gross-Ups. We do not provide excise tax gross-ups to the Executive Officers.

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Key Elements of 2021 Executive Compensation Program

2021 Target Compensation Mix: CEO	2021 Target Compensation Mix: Other NEOs

2021 CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to regularly monitoring and evaluating best practices and new developments in corporate governance against our current practices to promote long-term value and strengthen Board and management’s accountability to our stockholders, clients and other stakeholders. Highlights of our corporate governance framework, include the following:

Number of director nominees:	7	Board and committee oversight of human capital management and other ESG programs and disclosures

Percentage of independent director nominees:	85.7%	Annual Board, committee and director evaluations

Directors attended at least 75% of meetings		Risk oversight by full Board and committees

Annual election of directors		Stock ownership guidelines for directors and executive officers

Independent Chairman of the Board		Annual talent management and succession planning for the CEO and his direct reports

Regular executive sessions for independent directors

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2022 DIRECTOR NOMINEES HIGHLIGHTS

PROPOSALS SUBMITTED TO VOTE AT THE ANNUAL MEETING AND VOTING RECOMMENDATIONS

Item	Description		Recommendation	Page

	Election of Directors

	Elizabeth L. Axelrod	Krishnan Rajagopalan

1	Mary E. G. Bear	Stacey Rauch

	Lyle Logan	Adam Warby

	T. Willem Mesdag		For Each Nominee	17

2	Advisory Vote to Approve Named Executive Officer Compensation		For	30

3	Ratification of Independent Public Accounting Firm		For	59

We will also act upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of that meeting. The Board or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.

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WHO WE ARE

Heidrick is a leadership advisory firm, providing executive search, leadership consulting and on-demand talent services to businesses and business leaders worldwide by helping them improve the effectiveness of their leadership teams. More specifically, the Company provides these services through the expertise of over 430 consultants located in major cities around the world. We are a publicly traded company with shares listed on the Nasdaq Stock Market.

At our core, we help boards and leadership teams be successful. We place importance on building strong partnerships with our clients to help them achieve their talent and human capital objectives and be successful. The aim of these services is to create leaders, teams and companies that thrive. Our service offerings include:

EXECUTIVE SEARCH

We partner with our clients – respected organizations across the globe – to help them build and sustain the best leadership teams in the world, with a special focus on placing top-level senior executives. Through our unique relationship-based, data-driven approach, we help our clients find the right leaders, set them up for success and accelerate the performance of themselves, as well as their teams and organizations.

We form cross-sector consultant search teams for each client to offer geographical knowledge, industry insights or expertise based on the particular role the client is looking to fill. By taking advantage of our global presence in this way, we believe we are able provide our clients with best-in-class market intelligence and service.

Our Executive Search consultants work at the top and specialize in searches for Boards of Directors and the C-suite, including roles such as Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Digital Officer and Chief Human Resources Officer, as well as for functional officers in areas like Information and Technology, Legal, Risk, Compliance and Government Affairs, Marketing, Sales and Strategy and Supply Chain and Operations. We also see growing demand for executive searches related to Diversity, Equity and Inclusion, Sustainability, Social Impact, Biopharmaceuticals, Disruptive Healthcare, Medical Technology and Private Equity.

HEIDRICK CONSULTING

We partner with organizations through Heidrick Consulting to unlock the power of their people. Our tools and experts use data and technology to bring science to the art of human capital development and organizational design. Our services allow our clients to accelerate their strategies and the effectiveness of individual leaders, teams and organizations as a whole.

Heidrick Consulting offers our clients groundbreaking approaches to human capital development through a myriad of solutions, ranging from leadership assessment and development, team and organization acceleration, digital acceleration and innovation, diversity and inclusion advisory services and culture shaping. Applying our deep understanding of the behaviors and attributes of leaders across many of the world’s premier companies, we guide our clients as they build a thriving culture of future-ready leadership. These premium services and offerings, which complement our Executive Search expertise, significantly contribute to our ability to deliver a full-service human capital consulting solution to our clients.

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ON-DEMAND TALENT

In April 2021, we acquired Business Talent Group, LLC (“BTG”), a market-leader in sourcing high-end, on-demand independent talent. Our on-demand services provide clients seamless on-demand access to top independent talent, including professionals with deep industry and functional expertise for interim leadership roles and critical, project-based initiatives. We believe our unique model delivers the right independent talent on demand by blending proprietary data and technology with a dedicated Talent Solutions team.

ENVIRONMENTAL STEWARDSHIP, SOCIAL AND GOVERNANCE (“ESG”)

At Heidrick, we help our clients change the world, one leadership team at a time.

Heidrick recognizes the importance of ESG issues to stockholders and formed a global cross-functional team, including members of our Legal Department, Human Resources Department and Sustainability practice, among others, to evolve and monitor our ESG efforts.

Our Nominating and Board Governance Committee of the Board is responsible for reviewing and making recommendations to the Board regarding the Company’s ESG programs and disclosures.

Our ESG priorities are centered around six foundational pillars which have both internal and client-facing significance, as outlined further below.

HOW WE CHAMPION ESG

At Heidrick, we are on the same ESG journey as our clients. In April 2021, we launched our inaugural ESG Report to outline our efforts and disclose progress across ESG initiatives. In tandem, we announced our partnership with Indigo Ag, to work closely together to begin addressing our carbon emissions, further strengthening our commitment to developing a sustainable business model and setting a plan for our carbon removal efforts. As part of our ongoing partnership, Heidrick began purchasing verified carbon offset credits, which are expected to increase through the coming years and offset at least 45% of our 2019 carbon emissions by 2023.

Referencing both Global Reporting Initiative (“GRI”) and the Value Reporting Foundation Sustainability Accounting Standards Board (“SASB”) frameworks, our ESG Report delves, in-depth, into Heidrick’s commitment to serving client needs, leading on diversity and inclusion, supporting our employees and communities where we work and prioritizing environmental sustainability.

For our complete ESG story, the Company’s latest ESG Report can be found here: https://investors.heidrick.com/static-files/518a94ad-8473-4268-8cd2-a6665ac4d731. The information contained in the Company’s ESG Report, or otherwise on or connected to the Company’s website, is not incorporated by reference into this proxy statement and should not be considered part of this or any other report filed with the SEC.

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SERVING CLIENTS: FINDING LEADERSHIP SOLUTIONS FOR SUSTAINABLE, DIVERSE AND INCLUSIVE BUSINESSES

Since 2017, we have conducted over 1,000 ESG related executive search and consulting assignments – representing one of the fastest growing segments of our business. In 2021, we completed approximately 270 ESG related assignments, partnering with our clients, candidates, employees and communities to make the world a better place. Our Sustainability Practice focuses on sustainability officer roles, board placements focused on sustainability, sustainable product or service businesses, businesses working to embed sustainability into their strategy, sustainable assets managers, private equity funds, not-for-profit and philanthropic organizations, development banks and others.

Our Diversity, Equity & Inclusion (“DE&I”) consulting practice has a proven track record of accelerating our clients’ performance by increasing diversity, addressing equity and promoting inclusion. As the industry’s authority on leadership and human capital, we take a business-focused, data-driven, and leader-led approach where DE&I not only fosters positive change, but also drives performance and growth. Our DE&I offerings provide strategic advisory services through data-driven insights designed to accelerate performance.

DRIVING CHANGE WITHIN OUR FIRM: OUR OWN DE&I JOURNEY

DE&I is embedded in everything we do and believe in as a firm. We are committed to fostering an inclusive workforce, where diverse backgrounds are represented, engaged and empowered to make meaningful contributions. Our firm values differences in ability, ethnicity, perspectives, gender, geography and sexual orientation. At Heidrick, diversity is not just a politically or socially responsible goal for our firm, it is a business imperative. As a result, we proactively recruit, develop and work to retain diverse talent across all levels of our firm.

At Heidrick, we have created affinity groups to help nurture an inclusive and collaborative culture that enables everyone to reach their potential and fully contribute to our success as one firm. These affinity groups, called Employee Resource Groups (“ERGs”), are internal networks of employees who work to provide professional development and business insights around a common interest in order to improve the employee experience. Each group has its own global or regional representation. Each of our ERGs are fully independent in order to create a trusting and safe environment for other members. Our current ERGs include:

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PEOPLE: WINNING TEAMS COME FROM AN EXTRAORDINARY CULTURE

As leaders in helping clients attract, develop and retain great talent, we are constantly learning and promoting management best practices, which we also seek to incorporate into our own firm. We therefore strive to create an open, inclusive and committed culture where our employees find fulfillment through their jobs and can deliver their best because they feel safe bringing their whole selves to work. This work begins by implementing policies and programs that support our employees’ success by creating a welcoming environment that is free from harassment, and provides growth opportunities, as well as health and wellness benefits.

Our organization is governed according to our values and ethics by our Board of Directors and management team. Through its committee meetings and regular interactions with senior leadership, our Board of Directors provides strategic direction to our Executive Search, Heidrick Consulting and On-Demand Talent operations while encouraging the development of new initiatives to ensure we continuously strive to meet stakeholder needs and set industry standards.

We are committed to the professional development of our employees and promoting a continuous learning culture within our firm. Our learning and development programs have been created with the goal of providing our employees with resources on business development, account management, client service and strengthening leadership skills. In addition to building personal and professional capabilities, these programs set a standard for the behaviors that will help us realize our business goals and strategies.

In 2021, our Learning & Development team delivered over 12,800 hours of aggregate live training to our colleagues globally throughout the year across all programs. We continued with a virtual format due to the COVID-19 pandemic. Our learning catalog outlines dozens of live, virtual programs and thousands of eLearning courses designed to help build and enhance employee leadership, business acumen and business development skills. These programs are continually updated to reflect best practices and feedback received from employees.

COMMUNITY: LENDING A HAND TO OUR NEIGHBORS

We strongly believe that the benefits of our success and scale should enrich all of our stakeholders, especially the communities in which we operate. We are committed to being responsible global and corporate citizens by positively contributing to the communities in which we work and live. In 2021:

•	We donated to charities and completed pro-bono assignments for several nonprofits, and select for-profit organizations around the world, that meet our criteria to receive assistance.

•	On our Global Day of Service in October 2021, 442 employees gave back to local communities around the world, supporting 38 non-profit organizations.

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We formalized our global Heidrick & Struggles Pro Bono Assignment Program which provides an opportunity to support the execution of executive searches free of charge to our clients, for select organizations and roles that support our firm’s values and commitment to our communities.

ENVIRONMENTAL SUSTAINABILITY: SHRINKING OUR CARBON FOOTPRINT

As one of the world’s largest executive recruiting and leadership advisory firms, we recognize the impact our offices and operations have on the planet, and we acknowledge our responsibility to reduce our environmental impact where possible. We care about our communities – local and global – and we are committed to measuring our impact on the world, creating transparency around our activities and pursuing environmental sustainability initiatives.

In 2019 we began studying our carbon footprint which shrank considerably in 2020 and 2021 as we transitioned to serving clients virtually due to the pandemic. In 2020, as most of our employees began working remotely under our newly formalized hybrid workplace philosophy, we began to reassess our total real estate footprint. We entered 2020 with 441,084 rentable square feet. Since 2020, we have successfully reduced our square footage to roughly 330,000, a 111,084 reduction in square footage or roughly 26% of our real estate footprint. With office shrinkages occurring, it has also given us the opportunity to recycle furniture throughout our various offices.

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Currently, Heidrick serves clients through a network of 49 offices in 28 countries. We lease space in over 20 green buildings across the globe, including many LEED buildings in the U.S. We pursue environmental sustainability initiatives when building and maintaining our offices globally. When assessing our lease renewals and moves, we take into consideration the type of green or LEED certified building and how it impacts our carbon footprint. When building or renovating our offices, we prioritize working with vendors and suppliers who produce eco-friendly products, and we are constantly looking to add natural greenery into our offices around the world.

In addition to reducing our footprint through office square footage and reductions in business travel due to the pandemic, we have proactively addressed our carbon emissions by purchasing verified carbon offset credits, which will increase through the coming years to further offset our carbon emissions.

STAKEHOLDER ENGAGEMENT: REACHING BEYOND OUR FOUR WALLS

We aspire to create deeper partnerships with organizations to drive and advance our purpose and our values throughout the world. As a result, we engage with the following stakeholders:

•	Clients and Potential Clients

•	Candidates and Potential Candidates

•	Participants in our Consulting Services

•	Stockholders and Potential Stockholders

•	Employees and Potential Employees

•	Vendors/Suppliers

We additionally have relationships with a broad array of respected global organizations that guide us in our journey including: The Economist Intelligence Unit, Fortune Magazine, The Executive Leadership Council, the National Association of Corporate Directors, Nasdaq, the Hispanic Association on Corporate Responsibility, the World Economic Forum, Stanford University, the Latino Corporate Directors Association, the World Bank, INSEAD, the New World Alliance, the University of Oxford, Paradigm for Parity, ION and Catalyst.

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Governance

Heidrick understands that corporate governance is not static, and as a result, we regularly monitor and evaluate best practices and new developments in corporate governance against our current practices. The value proposition of good governance extends beyond our own internal practices, as we serve as a trusted advisor to boards and C-suites on myriad issues. Heidrick offers its clients an integrated suite of services and advisory expertise at the CEO and board level, ranging from the acquisition of talent to longer-term Succession Planning, Board Dynamics and Culture Shaping.

Heidrick has built its reputation over the course of several decades on its core value of always acting with integrity. Our commitment to the highest levels of integrity and transparency in our business allows our investors to better assess risk and the value of our Company. Internally, Heidrick’s governance requires oversight at all levels. Heidrick invests in its people who are responsible for keeping careful watch over the Company’s assets – whether they are monetary in value, confidential data assets or other assets entrusted to the Company.

Heidrick is committed to translating our values and strategy into measurable results in order to improve our own performance on ESG issues that are material to our stockholders, the clients we serve, the candidates and participants with whom we interact and engage, and others with whom we work every day.

BOARD STRUCTURE

The current members of the Board of Directors are: Elizabeth L. Axelrod, Laszlo Bock, Mary E. G. Bear, Lyle Logan, T. Willem Mesdag, Krishnan Rajagopalan, Stacey Rauch and Adam Warby. Mr. Bock will not be standing for reelection to the Board at the Annual Meeting. As a result, following the Annual Meeting, our Board will have seven members. Proxies cannot be voted for a greater number than the number of nominees named.

The Board met six times during 2021. Each current member of our Board of Directors (individually, “director”, and together, “directors”) attended at least 75% of all of the meetings of the Board and committee(s) on which they served. Pursuant to our Director Attendance at Annual Meetings Policy contained in our Corporate Governance Guidelines, all directors are expected to make every effort to attend the Company’s annual meeting of stockholders, and all of them did so in 2021. The Company believes that annual meetings provide an opportunity for stockholders to communicate with directors.

BOARD DIVERSITY MATRIX

The below matrix outlines the gender and demographic diversity of the current members of our Board, in accordance with Nasdaq’s board diversity disclosure rules.

Board Diversity Matrix (As of April 15, 2022)

	Female	Male

Total Number of Directors: 8

Part I: Gender Identity

Directors	3	5

Part II: Demographic Background

African American or Black		1

Asian		1

White	3	3

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BOARD LEADERSHIP

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board (the “Chairman”) and CEO and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and our stockholders. In the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and our stockholders. For this reason, our Board evaluates issues that may be relevant to our leadership structure as part of our annual Board evaluation process.

Mr. Adam Warby has served as our independent Chairman since June 6, 2019. The Chairman’s duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the Board’s independent directors, and facilitating communications among the other members of the Board. This structure also allows the CEO to focus his energies on the management of the Company. We believe this structure provides strong independent leadership and oversight for our Company and our Board, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders.

Every director on our Board, other than our CEO, is independent. We believe that the number of independent, experienced directors that make up our Board benefits our Company and our stockholders.

DIRECTOR INDEPENDENCE

We determine the independence of all non-employee directors in accordance with the independence requirements of our Corporate Governance Guidelines, our Director Independence Standards, our Related Party Transaction Policy and the rules of the Nasdaq stock market (“Nasdaq Rules”). Our Corporate Governance Guidelines, our Director Independence Standards and Related Party Transaction Policy can be found at https://investors.heidrick.com/corporate-governance.

Pursuant to the policies listed above, we affirmatively assess whether each director has a relationship that would interfere with the exercise of independent judgment pursuant to these policies and corporate governance best practices.

In addition to the Nominating and Board Governance Committee’s review, the Board conducts an annual review of director independence, during which the Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and each of the Company and our executive officers.

The Board has determined that each of the following non-employee directors who served during the last completed fiscal year qualifies as “independent” in accordance with the above listed guidelines, standards and rules: Elizabeth L. Axelrod, Laszlo Bock, Mary E. G. Bear, Clare M. Chapman, Lyle Logan, T. Willem Mesdag, Stacey Rauch, and Adam Warby. As Krishnan Rajagopalan is employed by Heidrick as our President and CEO, he does not qualify as independent.

BOARD COMMITTEES

The Board has three standing committees: the Audit & Finance Committee (“AFC”), the Human Resources and Compensation Committee (“HRCC”) and the Nominating and Board Governance Committee (“NGC”). We have reviewed and determined that each of the members of the standing committees is independent under the provisions of our Corporate Governance Guidelines, our Director Independence Standards, our Related Party Transaction Policy and Nasdaq Rules. The Board has approved a written charter for each standing committee, which we review annually and revise as appropriate. The charters define each committees’ roles and responsibilities. The charters are available on our website at: https://investors.heidrick.com/corporate-governance.

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The table below outlines membership and the frequency of meetings for each Board committee in 2021.

Name	AFC	HRCC	NGC

Elizabeth L. Axelrod			Chair

Laszlo Bock		Chair

Mary E. G. Bear

Lyle Logan

T. Willem Mesdag	Chair

Krishnan Rajagopalan (CEO)

Stacey Rauch

Adam Warby (Chairman)	Ex Officio

Number of Meetings in 2021	7	4	4

The Chairman is an ex officio member of the respective committees but is excluded from discussions regarding Chairman compensation. Additionally, the CEO is permitted to attend committee meetings only at the invitation of the respective committee. Accordingly, the CEO is not permitted to attend committee meetings when the independent directors meet in executive session, such as when independent directors conduct performance evaluations or discuss the compensation of the CEO, or any other portion of any committee meeting that the independent directors deem appropriate to conduct outside of the CEO’s presence for any reason.

AUDIT & FINANCE COMMITTEE (“AFC”) The AFC serves as an independent committee to assist in Board oversight of:

AFC

The integrity of the Company’s financial statements

The Company’s compliance with legal and regulatory requirements

The independent registered public accounting firm’s appointment, retention, qualifications and independence

The Company’s risk, compliance and internal audit functions

The review and recommendation to the Board concerning the payment of dividends

The review of all related party transactions reported to the AFC by the NGC for appropriate financial statement disclosure

In addition, the AFC consults with the NGC on the adequacy of the Code of Ethics, reviews the Company’s procedures for detecting violations of and ensuring compliance with the Code of Ethics and reviews violations and waivers of the Code of Ethics. Each member of the AFC is able to read and understand fundamental financial statements (as required under Nasdaq Rules) and meets the heightened standards of independence for audit committee members pursuant to the rules and regulations of the SEC (the “SEC Rules”). Messrs. Mesdag and Logan each qualify as an “audit committee financial expert” within the meaning of the SEC Rules, and both are presumed to be financially sophisticated for purposes of the Nasdaq Rules.

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NOMINATING AND BOARD GOVERNANCE COMMITTEE (“NGC”) The NGC serves as an independent committee to assist the Board in determining:

NGC

The criteria for directors and the recommendation of nominees for election to the Board

Committee membership recommendations

The independence of directors and committee members under applicable standards

The Company’s corporate governance policies, including the Corporate Governance Guidelines and Code of Ethics

The form and amount of director compensation

Oversight of other board memberships/limits on directorships

CEO Succession

The Company’s ESG programs and disclosures

In addition, the NGC coordinates and assists the directors, the Board and its Committees with their annual evaluations. The NGC also reviews and approves related party transactions in consultation with the AFC. All of the members of the NGC are independent within the meaning of the Nasdaq Rules and the Company’s Corporate Governance Guidelines, Director Independence Standards, and Related Party Transaction Policy, which can be found at https://investors.heidrick.com/corporate-governance.

HUMAN RESOURCES AND COMPENSATION COMMITTEE (“HRCC”) The HRCC serves as an independent committee to assist in Board oversight of:

HRCC

Administering, recommending and approving all elements of compensation for the CEO and other Executive Officers

Adopting, administering and approving equity-related incentives and awards under the Company’s equity compensation plans

Reviewing and approving terms of employment, severance or other compensation-related agreements for any Executive Officer or key employee

Approving the peer group used for the executive compensation benchmarking purposes

Providing oversight and risk assessments in connection with Company-wide compensation programs

Providing guidance on strategically critical human capital matters

Review annually, in consultation with senior management, the Company’s diversity and inclusion practices, key metrics, and talent pipelines, including succession plans for the CEO’s direct reports

Each member of the HRCC meets the qualifications for compensation committee members pursuant to the Nasdaq Rules and is a “non-employee director” within the meaning of SEC Rule 16b-3.

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BOARD OVERSIGHT OF CORPORATE STRATEGY

Our Board takes an active role with management to formulate and review our long-term corporate strategy, including major business and organizational initiatives, growth opportunities and capital allocation priorities. On a quarterly basis the Board is provided a strategic update and management and the Board conduct an in-depth review of different aspects of the corporate strategy. Additionally, on an annual basis the Board and management conduct an in-depth, comprehensive review of the progress made against our strategic goals for the short and long-term.

BOARD OVERSIGHT OF RISK

Management is responsible for the day-to-day management and assessment of risk at the Company, including communication of the most material risks to the Board and its committees. The Board provides oversight over the risk management practices implemented by management, except for the oversight of risks that have been specifically delegated to a committee of the Board. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board maintains oversight over such risks through the receipt of reports from the respective committee chair to the full Board at each regularly scheduled full Board meeting. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee.

In its risk oversight role, the Board assesses whether the risk management processes and policies designed and implemented by management are adequate and functioning as designed. The Board performs its risk oversight function primarily through its committees as well as reports the Board receives directly from management.

ENTERPRISE RISK

Management undertakes a regular review of a broad set of enterprise risks across the Company’s business and operations to identify, assess, prioritize and manage potential issues. Specific emphasis is placed on identifying those risks that could have the highest impact to the Company and its operations, and the highest likelihood of risk occurrence. Management’s risk assessment also takes into account input from the internal audit function which reports regularly to the AFC, and the Board receives ongoing updates from risk professionals on trends in risk management and in new risks facing the business.

The AFC is responsible for assisting the Board in its responsibility to oversee our enterprise-level risk profile, monitor the processes and systems of enterprise risk management, and mitigate enterprise-wide risks facing the Company, including but not limited to financial, economic, cybersecurity, technology, legal and compliance, operational, reputational, strategic and competitive, talent and ESG related risks.

The directors have direct access to risk professionals. As part of management’s risk identification and mitigation efforts, along with the annual plans for managing and, where appropriate, mitigating significant Company risks that the Board receives, management has created an Incident Response Plan (“IRP”) framework for review and discussion with the Board. The IRP framework articulates the reporting obligations for management to inform the Board of significant incidents and, where appropriate and possible, describe and delineate the Board and/or committee obligations with respect to such incidents, including identifying incidents requiring immediate Board oversight and input.

COMPENSATION RISK

The Company completes an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluates the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. Based on the Company’s assessments, the Company has determined that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Moreover, the HRCC at least annually conducts a risk assessment to determine whether the Company’s incentive compensation plans encourage excessive or inappropriate risk taking, and whether the risks arising from the Company’s compensation plans policies and programs for its employees are reasonably likely to have a material adverse effect on the Company. The Company believes that its overall cash versus equity pay mix, variable versus fixed pay elements, balance of shorter-term versus longer-term performance-focused and revenue-focused (versus profit-focused) performance measures, stock ownership guidelines and use of

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compensation “claw-backs” work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks.

CODE OF ETHICS

The Board has adopted a Code of Ethics (the “Code”) that applies to all of the Company’s employees, officers and directors, as well as independent contractors working on behalf of the Company. Through our Code, we establish clear ethical and professional guidelines, and work though several mechanisms to hold the Company collectively to the highest professional ethical standards.

The Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees generally are required to certify that they have reviewed and are familiar with the Code annually. The Code can be located in its entirety on the Company’s website at https://investors.heidrick.com/corporate-governance.

ETHICSLINE

The Board also has established the Heidrick & Struggles EthicsLine (the “EthicsLine”), a service that provides a mechanism for reporting to the Company alleged breaches of any legal or regulatory obligations, financial fraud, including accounting, internal controls and auditing, or any alleged violation of the Code or corporate policies. The EthicsLine is a web-based and telephonic reporting hotline available to all Company employees, contractors, vendors, stockholders, clients or other interested parties. The EthicsLine is administered by an independent third party that is separate from Heidrick and specializes in running whistleblower hotline programs for multinational companies. Calls are not recorded and callers may remain anonymous. The EthicsLine is operational 24 hours a day, seven days a week. To contact the EthicsLine, you may dial 800-735-0589 toll-free in the U.S. or 704-731-7242 outside the U.S. or by visiting www.Heidrick.ethicspoint.com. All such communications received through the EthicsLine are handled in accordance with the procedures established by the AFC.

DATA PRIVACY

Data is critical to our business. Trust in how we handle that data is essential. We continue to build awareness and expertise around data ethics as we develop new and innovative ways of working with data and focus on a privacy by design approach globally, with our core values of integrity and respect being central to our approach.

Our clients, candidates and participants have growing expectations and interest in how data is handled, and we have responded by equipping our staff with the knowledge, resources and subject matter experts to ensure we can meet those needs. We continue to integrate data ethics training and awareness across the business, in addition to mandatory annual security training for all staff. It is important that all our staff understand and take responsibility for their actions when handling data. We also continue to evolve our approach to data governance, working across multiple functions to build a consolidated and systematic approach to data protection. As a proud leader in our industry, we strive to set an example of best data privacy practices.

Heidrick is privileged to interact with hundreds of thousands of individuals as they go on a professional journey of assessment, development and potentially new roles. This is something we do not take for granted. We are subject to federal, state, and foreign laws regarding privacy and protection of people’s data, including the EU’s and UK’s General Data Protection Regulation (“GDPR”). We have a global privacy program to facilitate our ongoing efforts to comply with global privacy regulations, including GDPR and other rapidly emerging privacy and data protection laws in countries such as China and the UK, or states in the U.S. such as California, Virginia and Colorado.

As an international business, we focus on staying apprised of local developments for privacy and data protection laws across the globe. As part of our response to new laws enacted in China in 2021, we introduced a Withdrawal of Consent option for residents in China. Additionally, we will introduce new standard contractual clauses in response to changes in EU law. As part of our data governance processes, we periodically assess our data privacy compliance program with external experts to review and focus our future plans. We will continue our efforts to make our dealings in relation to personal data transparent, empowering individuals to make informed choices in the process.

We maintain a Data Subject Rights Hotline designed to enable our data subjects to easily submit a Data Subject Rights request. The Data Subject Rights Hotline is a telephonic reporting hotline administered by a third party that is separate and independent of

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Heidrick and specializes in running compliance hotline programs for companies throughout the U.S. The Data Subject Rights Hotline is operational 24 hours a day, seven days a week. Data subject rights requests may be submitted by visiting www.heidrickdsr.ethicspoint.com, or by calling our U.S. and Canada toll-free number: 1-844-916-1329. Country specific privacy email contacts have also been set up for China and our Data Protection Representative in Europe, in addition to our global privacy email contact, all of which may be located on our website: https://www.heidrick.com/en/privacy/privacy-notice-english.

INFORMATION SECURITY AND CYBERSECURITY

Confidentiality and information security are core to our corporate vision and values. It takes a combination of people, technical safeguards and processes to protect information for which we are responsible. Our security program, policies, standards, processes, tools and talent are aligned with the purpose of preventing and mitigating any potential data leakage. We also continually evaluate operating effectiveness of our security measures. Some key safeguards we have undertaken include, but are not limited to:

•	Information security policies based on the ISO 27001 framework

•	Well documented processes to provide and remove access, security incident response, IT change control, and software development lifecycle

•	Regular patch & vulnerability management and penetration testing

•	Access provided on a “need to know” basis applied with “least privilege” principle

•	Remote access using multi-factor authentication for employees

•	Use of data centers protected by physical and environmental controls

•	Encrypted data transmission

•	Our key SaaS providers undergo regular, independent SOC1/SOC2 audits

•	Third party information risk management processes

•

Regular security awareness training, including annual online security awareness training required for all users of our systems. This interactive training covers topics like phishing, social engineering, mobile & device security and protection of sensitive information

•	24/7/365 security monitoring

The AFC, comprised entirely of independent directors, assists the Board in its responsibilities of overseeing that the Company has established, documented, maintained and periodically reevaluates its processes with respect to cybersecurity. Management briefs the AFC on cybersecurity matters no less than once per year, and in 2021 Management provided cybersecurity updates to the AFC and/or Board four times during the course of the year. Further, the Company’s enterprise level IT general controls are audited annually by the Company’s internal audit function and the Company’s independent registered public accounting firm, RSM US LLP.

The Company also maintains a cyber enterprise risk management insurance policy, which would potentially defray some of the costs associated with a breach. In the last three years, the Company has not experienced an information security breach, and as a result, the Company’s net expenses associated with information security breaches have not impacted total revenue.

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PROPOSAL 1

Election of Directors

The Board recommends a vote “FOR” each of the director nominees named below. We have refreshed our Board over the past five years, as five highly-qualified directors have been added since 2017. We believe that the Board possesses the appropriate mix of diversity in terms of gender, age, race, national origin, skills, experience, viewpoints and service on our Board and the boards of other organizations.

DIRECTOR NOMINEES

There are seven nominees to be considered for election to our Board: Elizabeth L. Axelrod, Mary E. G. Bear, Lyle Logan, T. Willem Mesdag, Krishnan Rajagopalan, Stacey Rauch and Adam Warby. All of the nominees currently serve as directors on the Board, and with the exception of Ms. Bear, were elected to the Board by the stockholders at the 2021 annual stockholders meeting. Ms. Bear was recommended to our NGC as a potential nominee by our internal board search professionals. Each director nominee has agreed to be named in this proxy statement. As discussed above, Mr. Bock has decided not to stand for reelection at the Annual Meeting. The Company acknowledges and appreciates Mr. Bock’s years of service and contributions to Heidrick.

The Board Matrix below under “Criteria for Considering Director Nominees” summarizes key qualifications, skills and attributes relevant to the decision to nominate each candidate for service on the Board.

The nominees’ biographies below describe each candidate’s background and relevant experience in more detail. The nominees are identified and discussed in the paragraphs below for election at this year’s Annual Meeting and to each serve a one-year term expiring at the 2023 annual stockholders’ meeting. Each director will hold office until their successor has been elected and qualified or until the director’s earlier resignation or removal.

CRITERIA FOR CONSIDERING DIRECTOR NOMINEES

In considering potential candidates for election to the Board, including with respect to incumbent directors and stockholder recommended candidates, the NGC shall consider, among other qualifications that it deems appropriate, the following:

Potential Criteria

The potential candidate’s principal employment, occupation or association involving an active leadership role.	The potential candidate’s expertise or experience relevant to the Company’s business that would not be otherwise readily available to the Board.

The potential candidate’s personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.	The potential candidate’s time commitments, particularly the number of other boards on which the potential candidate may serve.

The potential candidate’s independence and absence of conflicts of interest as determined pursuant to the Director Independence Standards, the Nasdaq rules and other applicable laws, regulations and rules.	The potential candidate’s ability to bring diversity to the Board, including whether the potential candidate brings complementary skills, experience, viewpoints and/or self-identified diversity characteristics, including gender, age, ethnicity, and national origin.

The potential candidate’s financial literacy and expertise.

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Consistent with our company-wide priorities of diversity and inclusion, one of the criteria the NGC takes into account when considering potential candidates for election to the Board is the potential candidate’s ability to bring diversity to the Board. The NGC considers the self-identified diversity characteristics of each director or potential director candidate, including gender, age, ethnicity, skills, experience, viewpoints and service on our Board. Additional information about each nominee can be found below in the Board Matrix and in each of the Director Biographies below.

Stockholders who would like the NGC to consider their recommendations for director nominees should submit their recommendations to the Secretary of the Company at: Heidrick & Struggles International, Inc., Attn: Corporate Secretary, 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606. Properly submitted director nominee recommendations by stockholders will receive the same consideration by the NGC as other suggested nominees.

DIRECTOR QUALIFICATIONS

The Board, acting through the NGC, considers its members, including those directors being nominated for reelection to the Board at the Annual Meeting, to be highly qualified for service on the Board. Generally, the Board seeks individuals with broad-based experience and the background, judgment, independence, and integrity to represent the stockholders in overseeing the Company’s management in their operation of the business.

The NGC reviewed, updated and evaluated the Board’s skill and experience matrix and evaluated each of the directors’ qualifications against the Company’s long-term strategic plans. Within this framework, specific items relevant to the Board’s determination for each director are listed in each director’s biographical information beginning on page 21. The directors’ ages are shown as of April 1, 2022. There are no family relationships among our directors or executive officers.

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BOARD MATRIX

Listed below are certain skills, qualifications and experience that we consider important for our director nominees in light of our current business strategy and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

HSII BOARD NOMINEE MATRIX

EXPERIENCE	Axelrod	Bear	Logan	Mesdag	Rajagopalan	Rauch	Warby

PUBLIC COMPANY CEO EXPERIENCE

PROFESSIONAL SERVICES INDUSTRY EXPERIENCE

HUMAN CAPITAL EXPERTISE

C-SUITE LEADERSHIP / GENERAL MANAGEMENT EXPERIENCE

INTERNATIONAL

RISK MANAGEMENT

INFORMATION SECURITY / CYBERSECURITY EXPERTISE

MERGERS & ACQUISITIONS

FINANCIAL LITERACY

TECHNOLOGY / DIGITAL EXPERTISE

PRODUCT STRATEGY & DEVELOPMENT

CUSTOMER-FOCUSED / SALES

PUBLIC COMPANY BOARD EXPERIENCE

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DIRECTOR BIOGRAPHIES

Elizabeth L. Axelrod

Elizabeth L. Axelrod, 59, served as the Global Head of Employee Experience for Airbnb (travel and hospitality service) until her retirement in August 2021. Previously, she served as the Senior Vice President, Human Resources for eBay Inc. (ecommerce corporation that facilitates consumer to-consumer and business-to-consumer sales through its website) from March 2005 to July 2015. Prior to her tenure at eBay, Ms. Axelrod served as the Chief Talent Officer for WPP PLC, a global communications services group where she was also an Executive Director, and as a partner at McKinsey & Company. She is co-author of The War for Talent, published by Harvard Business School Press in 2001.

Ms. Axelrod is a proven human resources executive with a professional services background. She is also a thought leader in talent management which is core to Heidrick’s business. Her innovative approach to talent management including the use of data analytics brings to the Board a perspective on the relationship between recruiting talent and commercial success. Ms. Axelrod also brings a digital mindset to the Board informed by her former roles at eBay and at Airbnb.

Director Since: February 5, 2016

Board Committees: Human Resources and Compensation Committee, and if elected as a director, Ms. Axelrod would serve as its Chair; Nominating and Board Governance Committee

Mary E. G. Bear

Mary E. G. Bear (“Meg”), 50, has been a Product and Engineering leader for SAP (enterprise management software) since 2019, and Chief Product Officer for SAP SuccessFactors since July 2021. Previously, she was SVP of product, data and engineering at Juvo (mobile data analytics) from 2018 to 2019. Ms. Bear provided digital transformation and start-up advisory services, among other consultative services with Meg Bear Advisory from 2017 – 2018. Prior to that, Ms. Bear was SVP and General Manager of Cloud Services at Imperva from 2015 to 2016, and Group VP of Social Cloud at Oracle from 2012 to 2015 and VP of HCM Development from 2005 to 2012.

Ms. Bear specializes in strategic, and operational leadership that fuels growth and profitability. A product innovator that delivers disruptive global technology solutions at scale, she has extensive experience across a broad spectrum of technical and business domains, specializing in technology driven growth strategies. Ms. Bear is a patent holder, keynote speaker, TEDx host, change agent and startup advisor and investor.

Her expertise is identifying, developing and scaling technology solutions from concept to profit encompassing business strategy, product management, product development, mergers and acquisitions, and market acceleration.

Director Since: September 29, 2021 Board Committees: Human Resources and Compensation Committee

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Lyle Logan

Lyle Logan, 62, has served as the Executive Vice President and Managing Director of the Global Financial Institutions Group for The Northern Trust Company (financial services) since 2009. Mr. Logan has served in several leadership positions with Northern Trust during his career, including serving as Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments from 2005 through 2010; Head of Chicago Private Banking within Northern Trust’s Personal Financial Services unit from 2003 through 2005; and Senior Vice President and Personal Financial Services Manager for Northern Trust’s Midwest Region from 2000 through 2003. Mr. Logan is also the Chairman and CEO of The Northern Trust International Banking Corporation.

Mr. Logan has also served on the board of Adtalem Global Education Inc. (global provider of education services) since 2007, where he serves as the Chair of the Nominating and Governance Committee and on the Compensation Committee; Chicago Children’s Memorial Hospital; and The Field Foundation. He has been a director of the Company since 2015 and served as the Lead Director from May 2018 until June 2019.

In addition to his financial acumen and deep understanding of capital markets, Mr. Logan also brings significant experience as a client-facing leader in the financial services industry.

Director Since: December 15, 2015 Board Committees: Audit & Finance, Nominating and Board Governance

T. Willem Mesdag

T. Willem Mesdag, 68, is the Managing Partner of Red Mountain Capital Partners, an investment management fund based in Denver, Colorado and a Senior Advisor of HPS Investment Partners, an investment management firm based in New York, NY. Previously, he served as a Partner and Managing Director at Goldman Sachs & Co., and as a securities lawyer with Ballard, Spahr, Andrews & Ingersoll. Mr. Mesdag also serves on the board of directors of Destination XL Group, Inc. He previously served on the boards of 3iGroup plc, Encore Capital Group, Inc., Cost Plus, Inc., Nature’s Sunshine Products, Inc., Skandia Group AB and Yuma Energy, Inc.

Heidrick’s Board benefits from Mr. Mesdag’s extensive experience in capital markets, corporate strategy and public company governance. He also brings an investor’s perspective to the Board.

Director Since: February 23, 2016 Board Committees: Audit & Finance (Chair), Human Resources and Compensation

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Krishnan Rajagopalan

Krishnan Rajagopalan, 62, has been our President and Chief Executive Officer since July 6, 2017. Prior to this appointment, he served as acting President and CEO from April 3, 2017 until July 6, 2017. Mr. Rajagopalan has served in several leadership roles with Heidrick since he joined the firm in 2001. He served as the Global Practice Managing Partner, Business/Professional Services from 2007 to 2010, then the Global Managing Partner – Technology & Services from 2010 to 2014. Beginning in April 2014, he served as Head of Global Practices and was appointed an Executive Vice President on January 1, 2015. Thereafter, beginning in January 2016, Mr. Rajagopalan served as Executive Vice President and Managing Partner – Executive Search. Prior to joining Heidrick, Mr. Rajagopalan served as Vice President and Partner at A.T. Kearney, Inc.

Mr. Rajagopalan has also served on the board of KludeIn I Acquisition Corp. since January 2021.

Through his day-to-day management of the Company as President and CEO, Mr. Rajagopalan enhances the Board’s understanding of important business developments and Management’s implementation of the Company’s strategy and day-to-day operations. Mr. Rajagopalan’s years of service in executive search also enhance the Board’s understanding of this critical component of the Company’s business.

Director Since: July 6, 2017

Stacey Rauch

Stacey Rauch, 64, is a Director (Senior Partner) Emeritus of McKinsey & Company from which she retired in September 2010. She was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers in the U.S. and internationally. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the first woman at McKinsey appointed as an industry practice leader. She also served on a number of McKinsey’s global personnel committees.

Ms. Rauch is currently the Chairman of the Board of the Fiesta Restaurant Group (owner and operator of quick-casual restaurants), where she chairs the Corporate Governance and Nominating Committee and sits on the Remuneration Committee. She was formerly a member of the boards of Land Securities Group, PLC, Ascena Retail Group, CEB, Inc., Ann, Inc. and the Tops Holding Corporation.

Ms. Rauch’s strategic leadership and consulting expertise, coupled with her deep experience as an international business leader, adds important perspectives and diverse insights to the Board.

Director Since: February 1, 2019 Board Committees: Audit & Finance; Nominating and Board Governance Committee and if elected as a director, Ms. Rauch would serve as its Chair

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Adam Warby, Chairman

Adam Warby, 61, served as Chief Executive Officer of Avanade Inc., a leading global provider of professional services for Microsoft digital, cloud and business solutions, from September 2008 to September 2019. Mr. Warby joined Avanade Inc. from Microsoft Corporation as a founding member of this joint venture created by Accenture LLP and Microsoft in April 2000, and was instrumental in managing and growing global business operations, as well as shaping the culture of a diverse team of more than 35,000 digitally connected people across 24 countries. A true global citizen, including living in the United States for seven years, he served as General Manager and Executive Vice President for Avanade’s North American and European operations during his tenure. As Chief Executive Officer of Avanade, Mr. Warby led both organic and inorganic growth, including six acquisitions across Asia, Europe and North America, resulting in annual sales in excess of $3 billion, an amount that more than doubled under his leadership.

Mr. Warby also serves on the board of SimCorp A/S and Software ONE Holding AG. He also sits as a Senior Advisor on KKR’s European Private Equity Portfolio Management Committee and is Chairman of the Board of Junior Achievement Europe.

Through over 31 years of strategic leadership and consulting experience, spanning his time at IBM, Microsoft and Avanade, Mr. Warby brings a unique understanding and experience of applying technology in both innovative and practical ways to address the opportunities and challenges faced by the digital transformations Heidrick’s clients are facing today.

Director Since: January 1, 2018 Board Committees: Ex Officio member of all committees

The Board recommends a vote “FOR” each of the foregoing nominees.

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NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate non-employee directors for their service on the Board with a combination of cash and equity awards that we believe are commensurate with their role and involvement, and consistent with peer company practices. We intend to compensate our non-employee directors in a way that is competitive, attracts and retains a high caliber of directors, and aligns their interests to our stakeholders. The NGC annually reviews and makes recommendations to the Board regarding the level and form of compensation paid to non-employee directors, including our director compensation program’s underlying principles. As part of this analysis, the independent compensation consultant also provides guidance to the NGC with respect to director compensation trends and data from peer companies. Pursuant to the review, and in consideration of the independent compensation consultant’s advice, the NGC recommended no changes to the non-employee director compensation program for 2021. Mr. Rajagopalan, who is a director and is also our President and CEO, does not receive any additional compensation for his service on our Board.

Directors may elect to defer up to one hundred percent of their cash compensation per year pursuant to our Voluntary Deferred Compensation Plan (the “VDC Plan”). All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Each non-employee director receives an annual equity award of either restricted stock units (“RSUs”) or shares of common stock with a value of approximately $115,000, awarded on the date of each annual meeting of stockholders. The RSUs remain unvested until the director retires from the Board. Additionally, non-employee directors receive a cash retainer of $75,000 each per year, payable quarterly in arrears. In addition, the Board chairperson and committee chairpersons and members receive compensation for their service as outlined below.

Role	Cash Retainer

AFC Member	$10,000

AFC Chair (in addition to the AFC member retainer)	$30,000

HRCC Chair	$30,000

NGC Chair	$10,000

Chairman of the Board of Directors	$100,000

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The compensation of our non-employee directors, including all RSUs or shares of common stock, for the 2021 fiscal year is set forth in the table below and described in the accompanying footnotes.

Name	Fees Earned or Paid in Cash ($)[1]		Stock Award ($)[2]		All Other Compensation ($)	Total ($)

Elizabeth L. Axelrod	$85,000	[3]	$115,019	[11]	$0	$200,019

Mary E. G. Bear	$20,380	[4]	$0		$0	$20,380

Laszlo Bock	$92,885	[5]	$115,019	[12]	$0	$207,904

Clare M. Chapman	$42,693	[6]	$0		$0	$42,693

Lyle Logan	$85,000	[7]	$115,019	[11]	$0	$200,019

T. Willem Mesdag	$115,000	[8]	$115,019	[12]	$0	$230,019

Stacey Rauch	$85,000	[9]	$115,019	[11]	$0	$200,019

Adam Warby	$175,000	[10]	$115,019	[12]	$0	$290,019

[1]	Reflects cash compensation earned by each director in 2021 and includes any amounts deferred at the director’s election under our VDC Plan, described above.

[2]

Reflects the grant date fair value for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) for shares of common stock or RSUs granted under the Third Amended and Restated Heidrick & Struggles 2012 GlobalShare Plan (the “GlobalShare Plan”).

[3]	Ms. Axelrod earned an additional cash retainer of $10,000 as Chair of the NGC.

[4]	Ms. Bear was appointed to the Board on September 23, 2021. This amount reflects the prorated cash retainer Ms. Bear earned as a member of the Board.

[5]

Mr. Bock was appointed Chair of the HRCC, effective May 27, 2021. Mr. Bock earned an additional prorated cash retainer of $17,885 as Chair of the HRCC. All of Mr. Bock’s fees were deferred pursuant to our VDC Plan.

[6]

Ms. Chapman retired from the Board on May 27, 2021. This amount includes the prorated cash retainer Ms. Chapman earned as a member of the Board. Ms. Chapman earned an additional prorated cash retainer of $12,198 as the Chair of the HRCC.

[7]	Mr. Logan earned an additional cash retainer of $10,000 as a member of the AFC.

[8]	Mr. Mesdag earned an additional cash retainer of $30,000 as Chair of the AFC and $10,000 as a member of the AFC. All of Mr. Mesdag’s fees were deferred pursuant to our VDC Plan.

[9]	Ms. Rauch earned an additional cash retainer of $10,000 for being a member of the AFC.

[10]

Mr. Warby earned an additional cash retainer of $100,000 as Chairman of the Board. All of the $175,000 in fees earned were paid to Warby Ltd., a company in which Mr. Warby is the controlling shareholder.

[11]

The amount reflects the aggregate grant date fair value of shares of common stock granted on May 27, 2021 (the date of the 2021 annual stockholders’ meeting). The award was equal to the annual equity retainer of $115,000 divided by the closing stock price on the date of grant of $43.85 rounded to nearest whole share, resulting in 2,623 shares of common stock.

[12]

The amount reflects an award of RSUs granted on May 27, 2021 (the date of the 2021 annual stockholder meeting) with the same value as the award of common stock described in footnote 11 above. The amount reflects the aggregate grant date fair value of RSUs granted on May 27, 2021, calculated in accordance with ASC Topic 718. The value of the award was $115,000 divided by the closing stock price on the date of grant of $43.85 rounded to nearest whole share, resulting in 2,623 RSUs. As of December 31, 2021, the aggregate RSUs granted and outstanding were as follows: 7,623 for Mr. Bock, 0 for Ms. Bear, 25,343 for Mr. Mesdag, and 14,144 for Mr. Warby.

The Company’s stock ownership guidelines for directors require each non-employee director to own three times their annual cash retainer in Company common stock within three years of joining the Board. As of March 31, 2022, each of the non-employee directors has either satisfied the stock ownership guidelines or is on track to do so in compliance with the guidelines.

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EXECUTIVE OFFICERS

All of the Executive Officers have been appointed by and serve at the pleasure of the Board of Directors. Below is the name, age, present title, principal occupation and certain biographical information for each of the Company’s Executive Officers as of April 1, 2022.

Krishnan Rajagopalan	Mr. Rajagopalan, 62, has been our President and Chief Executive Officer since July 6, 2017. He served as acting President and CEO from April 3, 2017 until July 6, 2017. Prior to becoming President and CEO, Mr. Rajagopalan served as Executive Vice President and Managing Partner – Executive Search since January 2016. Previously, he served as Head of Global Practices beginning in April 2014 and was appointed an Executive Vice President on January 1, 2015. Mr. Rajagopalan has served in other leadership roles with Heidrick, including Global Practice Managing Partner, Technology & Services from 2010 to 2014 and Global Practice Managing Partner, Business/Professional Services from 2007 to 2010. Mr. Rajagopalan joined the firm in 2001 in executive search. He has served on the Board of the Company since July 6, 2017.

Michael Cullen	Mr. Cullen, 56, was appointed Chief Operating Officer on January 1, 2019. Mr. Cullen joined Heidrick in April 2008 and served as the Managing Partner – Americas Technology & Services through April 2014. Mr. Cullen then served as Global Practice Managing Partner – Technology and Services from April 2014 through December 2017. From January 2018 to January 2019 he was Group Chief Operating Officer. In his current role as Chief Operating Officer, he is responsible for global field operations, client operations, and practice management, across all lines of business and all industry practices. His team has full P&L responsibility and all field resources under their management. He also oversees information technology and shared services. Prior to joining Heidrick, Mr. Cullen was the Head of the Office of Executive Talent at EMC Corporation (now Dell EMC).

Mark Harris	Mr. Harris, 51, was appointed Chief Financial Officer of the Company on March 19, 2018. He had been serving as the Deputy Chief Financial Officer of the Company since February 2018. Before then, since 2015, Mr. Harris had been CFO at Hercules Capital, Inc. a publicly traded business development company, where he was responsible for finance, accounting, operations, legal and investor relations, as well as a voting member of the Investment Committee. Prior to that, Mr. Harris worked at Avenue Capital Group for over nine years, where he served as their Senior Managing Director/Head of Asia, in which he led the entire Asian investment strategy and before that, their Chief Financial Officer. Prior to working at Avenue Capital Group, from 2004 to 2006 Mr. Harris served as Corporate Financial Controller and Chief Accounting Officer at Hutchinson Telecommunications, a publicly traded telecommunications company based in Hong Kong. Prior to Hutchinson Telecommunications, Mr. Harris was a Manager at PricewaterhouseCoopers in their Global Capital Markets Group.

    |    GOVERNANCE       27

Sarah Payne	Ms. Payne, 51, was appointed Chief Human Resources Officer on January 1, 2019. She is responsible for working closely with leaders within the firm and in setting and executing a global talent strategy that supports the near and long-term business objectives for Heidrick. Ms. Payne joined Heidrick in 2015, serving as Vice President – Global Compensation and Human Resources, America until 2017 when she led global total rewards strategy and design, in addition to leading HR for the Americas Region. From 2017 until her appointment as CHRO in 2019, Ms. Payne served as Vice President – Human Resources, Global Executive Search where she served as a business partner to Heidrick’s global Executive Search leaders. Prior to joining Heidrick, Sarah held human resources leadership positions within Executive Compensation, Total Rewards, Talent Acquisition and as a Human Resources Director within global agribusiness and satellite communications firms.

Tracey Heaton	Ms. Heaton, 52, was appointed Chief Legal Officer and Corporate Secretary on November 15, 2021. Most recently, from February 2015 to July 2020 Tracey served as Senior Vice President and Chief Corporate Counsel for Visa Inc. and was a key member of the company’s senior legal leadership team. She advised Visa’s board of directors and C-suite executives and managed a team of more than 20 lawyers and legal professionals. Under her leadership, her team provided legal support for a wide variety of commercial and corporate areas, including: mergers, acquisitions and strategic venture investments; securities and public company reporting; ESG; treasury and finance; marketing and sponsorships; trademark portfolio and global entity management; and employment and executive compensation. Previously, Tracey served as Executive Vice President and Deputy General Counsel at NYSE Euronext Inc. and as Associate General Counsel at United Technologies Corporation. Tracey also held roles as an associate in the corporate group of Milbank, Tweed, Hadley & McCloy, LLP, while based in New York and Hong Kong, and in the corporate department of Dechert LLP.

Each of our Executive Officers has entered into an employment agreement with the Company, which contain customary restrictive covenants in favor of the Company. Each Executive Officer also participates in the Company’s MIP, CIC Plan, Severance Plan, equity programs and vacation and benefit plans at the same level as other senior executives, as outlined below in further detail.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Various Company policies and procedures and annual questionnaires completed by all Company directors and Executive Officers require disclosure of transactions or relationships that may constitute conflict of interest or otherwise require disclosure under applicable SEC and Nasdaq Rules. Pursuant to the Related Party Transaction Policy and committee charters, the NGC—in consultation with the AFC—reviews and approves related party transactions.

The process for reviewing certain relationships and related party transactions are outlined in the Company’s Related Party Transaction Policy, Director Independence Standards and Policy on Resolution of Conflicts of Interest for Directors and Executive Officers. Depending on the particular transaction or relationship, the Company’s review processes vary. When such a transaction or relationship is identified at the Chief Executive Officer or Board level, the NGC and/or its Chair, or in the instance of a potential conflict with the Chair of the NGC, the Board as whole, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company.

The Company’s Related Party Transaction Policy, Director Independence Standards and Policy on Resolution of Conflicts of Interest for Directors and Executive Officers can be found at: https://investors.heidrick.com/corporate-governance. In addition, it is the practice of the NGC, although not part of a written policy, to review each transaction specifically disclosed as a potential related party transaction in connection with its review of the proxy statement for the annual meetings of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.

Pursuant to our Related Party Transaction Policy, on a semi-annual basis, as requested by the NGC or the Company’s Chief Legal Office, each director and Executive Officer is required to disclose in writing to the Company all pertinent information regarding their related parties and each charitable or non-profit organization for which such director or Executive Officer (or any of his or her related parties) is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

There were no related party transactions since January 1, 2021 that required approval under the Company’s policies and procedures or the rules and regulations of the SEC.

28      GOVERNANCE    |

ADDITIONAL GOVERNANCE MATTERS

COMMUNICATION WITH THE BOARD

Stockholders may communicate directly with the Board. All communications should be directed to:

Corporate Secretary

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606

Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board or a particular committee, or director. All appropriate communication intended for the Board or a particular committee or director and received by the Corporate Secretary will be forwarded to the specified party following its clearance through normal security procedures.

    |    GOVERNANCE       29

Executive Compensation

PROPOSAL 2

Advisory Vote to Approve Named Executive Officer Compensation

The Board and HRCC value the views of our stockholders, and currently conduct an annual advisory vote to approve the compensation of our Named Executive Officers. The Say-on-Pay vote is advisory, and therefore not binding on the Company, the HRCC or our Board.

Pursuant to Section 14A of the Securities Exchange Act, the Company seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”) section and the accompanying executive compensation tables and narratives contained in this proxy statement.

The CD&A section of this proxy statement discusses our executive compensation philosophy, policies and structure during the most recently completed fiscal year. The HRCC and the Board believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our HRCC, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our Named Executive Officers, we will consider our stockholders’ concerns and the HRCC will evaluate whether any actions are necessary to address those concerns.

The Board and the HRCC recommend that our stockholders vote “FOR” the approval, on an advisory basis, the compensation paid to our Named Executive Officers, as disclosed in this proxy statement, including the following CD&A section, the executive compensation tables, and the related narrative discussion, and adopt the following resolution at the Annual Meeting: “RESOLVED, that approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement is hereby RATIFIED.”.

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Compensation Discussion & Analysis

INTRODUCTION

Heidrick is a leadership advisory firm, assisting a broad range of clients across the globe in achieving their long-term business objectives by helping them to improve the effectiveness of their leadership teams. More specifically, the Company provides executive search, leadership consulting and on-demand talent services through the expertise of its experienced consultants located in major cities around the world. The Human Resources and Compensation Committee (“HRCC”) seeks to ensure that the Company’s executive compensation program attracts, retains and rewards the best talent, while at the same time maintaining a strong link between pay and performance and aligning the interests of the Company’s executives and stockholders. Heidrick’s executive compensation philosophy emphasizes and rewards both Company and individual performance. The Company believes this approach promotes sustained long-term performance by rewarding not only the achievement of financial and operational goals, but also the accomplishment of individual strategic objectives. Further, this approach enables profitable growth and advances our high-performance organization by using culture as a strategic differentiator to attract, develop, and retain the highest-performing talent, and to build a more diverse and inclusive Company.

Through our HRCC, the Company has implemented strong governance practices for considering and making decisions with respect to the compensation of the Company’s Named Executive Officers. Management, the HRCC and the full Board all play active roles in executive compensation decisions.

This Compensation Discussion & Analysis
describes and explains the Company’s
compensation philosophy and executive
compensation program, as well as
compensation awarded to and earned by
the following persons who were our
Named Executive Officers[1] (“Executive
Officers” or “NEOs”) for 2021:	Name	Title
	Krishnan Rajagopalan	President & Chief Executive Officer
	Michael Cullen	Chief Operating Officer
	Mark Harris	Chief Financial Officer
	Sarah Payne	Chief Human Resources Officer
	Tracey Heaton	Chief Legal Officer & Corporate Secretary[2]
	Kamau Coar	Former Chief Legal Officer & Chief Inclusion Officer[3]

THE CD&A IS ORGANIZED INTO FOUR SECTIONS:

1.	2021 Year in Review

2.	Executive Compensation Philosophy

3.	2021 Compensation Program

4.	Other Compensation Policies and Information

[1]	This term does not include Mr. Kamau Coar other than when referring to the named executive officers of the Company for 2021.
[2]	Ms. Heaton was appointed as the Company’s Chief Legal Officer and Corporate Secretary on November 15, 2021.
[3]	Mr. Coar’s employment with the Company was terminated on June 18, 2021.

    |    EXECUTIVE COMPENSATION      31

The CD&A is followed by the Compensation Tables and Narrative Disclosures, which report and describe the compensation and benefit amounts paid to the NEOs for 2021.

2021 YEAR IN REVIEW

2021 was a record year for revenues and profitability.

•	Consolidated net revenue was $1,003.0 million compared to $621.6 million in 2020, an increase of 61.4%

•	Operating income in 2021 was $98.3 million and operating margin was 9.8%

•	Adjusted operating income in 2021 was $113.4 million and adjusted operating margin was 11.3%

•	General and administrative expenses in 2021 declined to 13.0% of net revenues, from 18.8% in 2020

•	Diluted earnings per share were $3.58 compared to a loss per share of ($1.95) in 2020

•	Adjusted diluted earnings per share were $4.11 compared to $1.77 in 2020

32      EXECUTIVE COMPENSATION    |

Adjusted Operating Income and Adjusted Diluted Earnings Per Share are Non-GAAP financial measures and include adjustments to Operating Income and Earnings Per Diluted Share in 2017 to exclude expense associated with the settlement with Her Majesty’s Revenue and Customs related to the taxation of a legacy U.K. benefit trust obligation in Q1 2017, impairment charges, and restructuring charges. 2016 and 2019 also included restructuring-related adjustments. The adjustments in 2020 excluded expense associated with goodwill impairment charges and restructuring charges. The adjustments in 2021 exclude restructuring charges and one-time expenses for increases to earnout payouts related to the Business Talent Group (“BTG”) acquisition in April 2021. BTG is a market leader in providing clients access to on-demand top independent talent for leadership roles and critical projects. Adjusted Operating Margin refers to Adjusted Operating Income as a percentage of Net Revenue.

Total Shareholder Return is the value of $100 invested in shares of our common stock on December 31, 2016, assuming the reinvestment of dividends during the following five-year period. The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This graph will not be deemed to be filed as part of this proxy statement, and will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference. The annualized return represents the compounded annual growth rate of the Total Shareholder Return for the period beginning on December 31, 2016 and ending December 31, 2021.

A reconciliation of these Non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on Annexes A and B.

EXECUTIVE COMPENSATION PHILOSOPHY

The HRCC strives to design compensation programs for the Company’s executives that are competitive with firms in the executive search, leadership consulting and management consulting space, both public and private, with which the Company competes for executive talent.

This discussion explains:

The objectives of the Company’s compensation program for its NEOs.	How the Company determines the amount to pay for each compensation element.

What the compensation program is designed to reward, each element of compensation within the program and why the Company chooses to pay each element.	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Pay-for-performance guides executive compensation for Heidrick. The Company expects its NEOs to initiate and carry out sustainable growth strategies and to create long-term value for both the Company and its stockholders. Company performance,

    |    EXECUTIVE COMPENSATION      33

incentives and retention are the primary factors in our executive incentive compensation program design. When measuring Company performance, the HRCC considers both qualitative and quantitative factors relating to the Company’s business strategies and objectives. In assessing the individual performance of the NEOs, the HRCC considers, among other things, the NEO’s achievement of individual and shared performance objectives, contributions to the Company’s strategic initiatives and demonstrated leadership qualities.

The HRCC regularly reviews the compensation program for the Company’s executives to ensure that the program continues to meet the needs of the business, is competitive in the executive search and leadership consulting industry, and aligns the interests of the Company’s executives with those of the Company’s stockholders. The Company’s executive compensation program may change from time to time based on the review and input of the HRCC.

Compensation Best Practices

The Company’s compensation policies and practices include:

Independent HRCC. All of the members of the HRCC are independent.

Independent Compensation Consultant. The HRCC receives objective advice from an independent compensation consultant.

Annual Assessment. The HRCC conducts an annual assessment of compensation policies to ensure that they are aligned with the Company’s performance objectives, are competitive in the executive search and leadership consulting industry, and do not encourage undue risk.

Stock Ownership Guidelines. The CEO is required to own five times his or her annual base salary in Company common stock, and all other NEOs are required to own two times their annual base salary. Effective February 2022, the HRCC approved revisions to the stock ownership guidelines which added share retention requirements, whereby the CEO or other NEO must retain ownership of Company shares in an amount equal to 50% of the net after-tax value of any newly-vested RSUs, performance shares and/or PSUs until the applicable multiple requirement is met, as further described on page 44.

Reward for Performance. A majority of each Executive Officer’s total direct compensation is tied to the achievement of certain Company and individual performance goals.

Annual Payout Limits. The potential annual payout on incentive compensation elements is limited to 200% of target, further described on page 38.

Long-Term Vesting. The Company encourages retention and long-term value creation by providing for equity awards that vest over three years, commencing on the grant date anniversary.

No Excise Tax Gross-Ups. The Company does not provide excise tax gross-ups to the Executive Officers.

Strong Governance Practices Utilized in Determining Executive Compensation

Role of the HRCC. With respect to the Company’s NEOs, the HRCC engages in a rigorous process in determining total compensation. This process involves setting Company performance and strategic and operational goals for the NEOs at the beginning of each year and evaluating the performance of the Company and NEOs against those pre-established goals. The HRCC considers various additional factors in making its decisions regarding each NEO’s target total compensation opportunity. The specific factors include:

•	Company performance and relative stockholder return;

•	Individual performance against pre-set goals and objectives for the year;

•	An individual’s experience and expertise;

•	An individual’s position and scope of responsibilities;

•	Retention considerations;

34      EXECUTIVE COMPENSATION    |

•	An individual’s compensation relative to other NEOs;

•	The value of similar awards to NEOs at peer companies;

•	An individual’s future potential with the Company; and

•	The new total compensation that would result from any change and how the new total compensation compares to market data and impacts the Company’s compensation expense.

The HRCC determines and approves the compensation of the NEOs based on this evaluation. In making its decisions, the HRCC does not apply formulaic weighting to any of the above factors.

To assist in evaluating the NEOs’ compensation, the HRCC has retained the services of an independent compensation consultant, Pay Governance LLC, and considers recommendations from the CEO. The CEO does not provide such input as to his own compensation. The HRCC assesses the information it receives in accordance with its business judgment. The HRCC is also guided by its independent compensation consultant with respect to compensation decisions.

Role of the Board. The HRCC, with input from the full Board, independently reviews the CEO’s performance and recommends the CEO’s compensation to the Board. Based upon the recommendation of the HRCC, the full Board considers and determines the compensation of the CEO.

Role of the CEO. The CEO annually reviews the performance of each of the NEOs other than himself. Following these performance reviews, the CEO presents compensation recommendations to the HRCC for consideration. The HRCC has full discretion to adopt, modify or reject any such recommendations.

Role of the Independent Consultant. The HRCC has retained an independent compensation consultant which reports directly to the HRCC and does no other work for management. During 2021, the independent compensation consultant’s representatives participated in the HRCC meetings and provided guidance to the HRCC with respect to executive compensation, comparative peer group data, annual incentive compensation and consultant pay programs. In supporting the HRCC, the independent compensation consultant provides the HRCC with an independent assessment of the CEO’s recommendations for compensation, reviews and confirms the peer group used by the Company to prepare market compensation data, and provides ad hoc support to the HRCC, including discussing executive compensation and related corporate governance trends. In 2021, the HRCC determined that its compensation consulting firm was independent and without conflicts of interest. This determination was reached after reviewing the independence factors set out in the Nasdaq Rules.

Use of a Peer Group. The HRCC evaluates the Company’s executive compensation programs in comparison to those of a selected peer group, which in 2021 consisted of 12 similarly-sized public professional services companies. The HRCC reviews and approves peer group composition each year. Navigant Consulting was removed from the 2021 peer group, as it was acquired by another company. TrueBlue, Inc. was added to the peer group in 2021, as a comparable company in the staffing and recruiting industry. The HRCC uses the peer group to compare total direct compensation and each of the compensation elements for each NEO against those for positions at peer group companies with similar responsibilities. The HRCC also uses the peer group to review executive pay programs and practices at those companies.

For 2021, the peer group consisted of the following companies:

Peer Group

Barrett Business Services, Inc.	ICF International, Inc.

CBIZ, Inc.	Kforce, Inc.

CRA International, Inc.	Korn/Ferry International

Cross Country Healthcare, Inc.	Resources Connection, Inc.

FTI Consulting, Inc.	TrueBlue, Inc.

Huron Consulting Group, Inc.	Volt Information Sciences, Inc.

    |    EXECUTIVE COMPENSATION      35

In determining compensation, the HRCC considers the peer group companies with which the Company directly competes for executive talent. However, most of the Company’s executive search and leadership advisory competitors, from which executive talent is often recruited, are privately held and are not included in the above list of publicly traded companies. The HRCC therefore also relies on its general knowledge of executive compensation levels and practices in the executive search and leadership consulting industry.

The Company does not set a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, as a target for NEO pay levels. Rather, the Company reviews the total direct compensation range for each position and the mix of elements to ensure that compensation is adequate to attract and retain key executive talent. To ensure that compensation is linked to performance, the NEO compensation program is designed to deliver at least 65% of total target compensation through variable pay. The NEO compensation program is also designed to ensure that a significant proportion of NEO compensation is delivered in the form of equity and thus aligns compensation with the interests of the Company’s stockholders.

Stockholder Vote and Engagement on Executive Compensation

The Company held its annual non-binding stockholder advisory vote to approve executive compensation (“say-on-pay”) at the 2021 Annual Meeting of Stockholders. The stockholders indicated their strong support for our 2020 executive compensation, with approximately 96.6% of voting stockholders casting their vote in favor of the say-on-pay resolution.

The Company had regular and active discussions with its major stockholders on various topics throughout 2021 and, during those conversations, stockholders did not raise any specific issues relating to the design of the Company’s executive compensation program. The Company did not make any changes to the executive compensation program as a result of the 2021 say-on-pay vote or its stockholder outreach efforts during 2021. The HRCC is dedicated to continuous improvement of the executive compensation program to reflect an appropriate alignment of pay and performance, and will continue to seek and review stockholder perspectives when designing and implementing the Company’s executive compensation program.

2021 COMPENSATION PROGRAM

2021 Executive Total Target Direct Compensation Mix

The majority of total target direct compensation for the NEOs was variable compensation.

2021 Target Compensation Mix: CEO	2021 Target Compensation Mix: Other NEOs

36      EXECUTIVE COMPENSATION    |

Consistent with the Company’s pay-for-performance philosophy, the majority of direct compensation for the NEOs is variable. Our NEO compensation mix is generally split into three principal components:

Component	Average % Mix	Objective	What it Rewards

Base Salary		Pay competitive salaries to attract and retain executive talent necessary to develop, implement and execute Heidrick’s business strategy, and to reflect responsibilities of the position, experience of the executive and the marketplace in which Heidrick competes for talent.	Accomplishment of day-to-day job responsibilities, taking into account individual performance and retention considerations.

Annual Incentives (Cash Compensation)		Motivate executives to generate outstanding performance and achieve or exceed the operating plan over a one-year period and align annual compensation with annual performance and financial results.	Achievement of specific pre-set performance thresholds related to financial, operational and strategic objectives.

Long-Term Incentive Equity Compensation		Encourage achievement of long-term performance goals, align executive rewards with the interests of Heidrick’s stockholders through long-term stock price exposure, and facilitate the accumulation of Heidrick shares by executives, thereby enhancing ownership and promoting retention.	Share price growth and attainment of long-term financial goals, as well as retention.

As discussed in greater detail below, total target direct compensation for each NEO in 2021 was as follows:

Name	Base Salary ($)	Annual Incentives MIP Target (% of Base Salary)	Long-Term Incentives Equity Target ($) (for March 2021 Awards)

Krishnan Rajagopalan	$850,000	150%	$1,600,000

Michael Cullen	$650,000	100%	$800,000

Mark Harris	$450,000	100%	$750,000

Sarah Payne	$300,000	75%	$300,000

Tracey Heaton	$400,000	(1)	(1)

Kamau Coar	$350,000	75%	$300,000

[1]	Ms. Heaton was appointed as the Company’s Chief Legal Officer and Corporate Secretary on November 15, 2021 and was not eligible for a 2021 performance bonus or annual equity award.

    |    EXECUTIVE COMPENSATION      37

Base Salary

Base salaries are reviewed annually by the HRCC against levels for positions with similar responsibilities at peer companies, using the comparative data prepared by the HRCC’s independent compensation consultant. The HRCC then considers individual performance, internal pay equity, functional expertise, experience and scope of responsibilities. In 2021, Ms. Payne’s base salary increased from $275,000 to $300,000 and Mr. Coar’s base salary increased from $275,000 to $350,000. Both were increased to reflect a better alignment to the external market for their respective roles.

Annual Incentives

The Management Incentive Plan (“MIP”) is the vehicle through which NEOs are rewarded with an annual cash bonus for achieving specific short-term performance goals over a one-year period. The MIP rewards our NEOs for achieving key annual non-GAAP financial metrics and personal objectives.

The HRCC sets Company and individual performance goals for the NEOs during each year. These goals consist of both quantitative and qualitative performance objectives. The HRCC considers the reviews conducted by the CEO of the other NEOs and conducts its own review of the CEO’s performance against those pre-established performance objectives, as well as Company performance milestones achieved during the year. With respect to the CFO, the HRCC also considers input from the AFC Chair.

Historically, 15% of the NEOs’ earned annual bonus amounts were deferred each year and paid out equally over the following three years. A review of competitive data for the Company and its peer group confirmed the deferral feature was not competitive market practice, nor was it deemed to be retentive. As a result, the HRCC approved the removal of this element of the MIP effective in 2021 and on a go-forward basis, such that all of the NEOs’ earned annual bonus amounts are paid after the end of the fiscal year in which they were earned.

2021 MIP Metrics

The MIP metrics and targets that the HRCC selected for 2021 tie directly to our operational and strategic goals. Under the MIP, determination of the payout level (if any) for each NEO award is based upon the achievement of a combination of Company performance metrics (weighted at 70%) and non-financial, strategic performance factors (weighted at 30%). For the latter, there is a combination of shared and individual objectives. The objectives and rationale for selecting the MIP performance metrics for the year ended December 31, 2021, and the relative weight of each metric were as follows:

Performance Metric	Rationale for Using Performance Metric	Weight

Adjusted Operating Income	Measures the ability of the Company to efficiently translate revenues to profits, which allows the Company to invest for the future and enhance stockholder returns.	30%

Search Net Revenues	Coupled with profitability (above), focuses the NEOs on growing the top line revenues of the Company while managing profitability.	30%

Non-Search Net Revenues	Aligns the NEOs to critical strategic objectives of diversifying the Company’s revenues.	10%

Non-Financial Strategic Goals	Measures achievement of critical strategic objectives, both shared and individual.	30%

TOTAL		100%

In 2021, after a review of competitive data for the Company and its peer group, the HRCC increased the maximum payouts available under the plan from 150% to 200% of target to better align with the external market. The performance required to achieve maximum payouts was increased to be commensurate with the payout.

Payout amounts under the MIP were set for each metric based on “Minimum,” “Target” and “Maximum” performance levels and corresponding award levels based on the Company’s business plan and other operational and environmental factors, specifically: Adjusted Operating Income, Search Net Revenues, Non-Search Net Revenues, and non-financial strategic goals. “Target”

38      EXECUTIVE COMPENSATION    |

performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of the Company’s actual financial performance and the individual’s annual evaluation, final payouts under the MIP may be as little as zero (at or below “Minimum” performance) and as high as 200% of Target (at “Maximum” performance). The HRCC has discretion to modify any payouts (upwards or downwards) under the MIP as appropriate to ensure plan objectives are met, taking into consideration a variety of Company specific or environmental factors.

These financial metrics were set taking into account the Company’s strategic initiatives, historical financial performance, internal budgeting for the relevant year, external guidance and expected market conditions. In 2021, multi-year investments were expected to adversely affect operating income. Further, emergence from 2020 economic conditions and the Company’s restructuring announced in August 2020 presented additional reasons for conservative targets. Consequently, the Adjusted Operating Income target for 2021 was lower than the 2020 actual and 2020 target Adjusted Operating Income. As discussed above, the maximum bonus opportunity was increased to 200% of target in 2021. The performance required to achieve maximum performance for Adjusted Operating Income, Search Net Revenues and Non-Search Revenues was 180%, 110% and 116% of target, respectively. In 2020, the comparable maximum performance required was 115%, 105% and 110% of target for these measures.

As demonstrated on page 32, the Company’s actual 2021 financial results were very strong, with a record year in terms of profitability (Operating Income: $98.3M; Net Income: $72.6M) and revenues ($1.0B).

Each NEO also had non-financial strategic goals that were reviewed and approved by the HRCC in early 2021, and were aimed at focusing each NEO’s attention in areas where they have the most potential for impacting the Company’s performance. Minimum, Target and Maximum Performance Levels for 2021, as well as the actual performance results for both Company performance metrics and non-financial strategic metrics, are set forth below:

	Adjusted Operating Income	Search Net Revenue	Non-Search Revenues	Non-Financial Strategic Goals	Total

Performance Minimum Target Maximum	$17.2 million $28.6 million $51.4 million	$537.7 million $566.0 million $622.6 million	$56.0 million $61.0 million $71.0 million

Target Weighting: % of Total Bonus

Actual Performance	$121.6 million[1] 425% of Target	$867.7 million 153% of Target	$67.6 million 111% of Target	See below

Bonus Result	200% x 30% weight 60%	200% x 30% weight 60%	166% x 10% weight 16.6%	200% x 30% weight 60%	196.6%
Results: All NEOs

[1]

For purposes of the MIP, Adjusted Operating Income includes adjustments of $23.3M to the Operating Income of $98.3M, which the HRCC reviewed and approved. The adjustments are as follows: restructuring expenses of $3.8M, acquisition-related expenses of $8.8M, adjustments for mark-to-market expenses on non-qualified deferred compensation plan and phantom stock of $5.1M, and adjustments of $5.6M related to the Company’s technology-driven offerings.

    |    EXECUTIVE COMPENSATION      39

NEO NON-FINANCIAL PERFORMANCE

As discussed above, for 2021, 30% of MIP performance was contingent on achieving non-financial strategic goals. These goals include a combination of shared and individual objectives. Results for the objectives are quantified and reviewed with the HRCC. However, due to the nature of the objectives, all results are not publicly disclosed for competitive market reasons.

In 2022, the HRCC reviewed each NEO’s achievements relative to their non-financial strategic objectives and, in its discretion, determined that such accomplishments exceeded expectations, resulting in a payout of 200% of target with respect to the non-financial portion of the bonus for each of the NEOs. Certain considerations of the HRCC when reviewing 2021 non-financial performance follows.

2021 was a unique year that presented new and unexpected challenges. The Company emerged from 2020 with expectations of a moderated market and slow recovery, but instead experienced a year of unprecedented growth in financial performance. Notably, the Company achieved 61% growth in revenues and record consultant productivity, with average revenue per executive search consultant increasing from $1.5M in 2020 to $2.4M in 2021. The NEO team balanced year two of the global pandemic, which included another round of adjustments and adaptations to remote work and virtual delivery of its services, as dictated by the COVID-19 pandemic. The team continued to lead with employee safety and well-being as the guiding principle. During this period of unexpected demand and growth, the team continued to drive the Company’s transformation strategy and growth in all segments of the business, which included the acquisition of a new on-demand talent business and acquisitions within other geographies.

As a team, and in addition to the goals set in March 2021, the NEOs built on the foundations laid in 2020 with the following highlights:

•	Completed the acquisition of and many facets of integration with BTG, our newly acquired, on-demand talent business;

•	Built a new growth markets segment which included expanding and opening new markets in the Nordic region and Israel, and pursuing growth through inorganic M&A opportunities;

•	Re-envisioned office space which included reducing real estate footprint and redesigning space in multiple offices to support the future of work;

•	Extended and expanded credit facility from $175M to $200M in July 2021 for an extended term with a maturity in 2026;

•	Expanded key internal reporting and connectivity on key financial dashboards across multiple service lines;

•	Built new talent acquisition teams to support a record number of new hires in 2021, as a result of business demand and growth;

•

In a mainly remote environment, developed and deployed multiple learning and development frameworks to support skills and action planning essential to support future business growth and development across multiple roles and functions;

•	Advanced operational and policy-related decisions to support our new hybrid workplace model;

•

Continued to keep safety of employees front and center when developing actions and policies around return to office, actions to support employee well-being and psychological safety in year two of the global pandemic and in a year of record productivity within our Executive Search business; and

•	Continued to advance internal and external philanthropic efforts and ESG internally and externally through client work.

2021 Shared Objectives and Accomplishments for all NEOs[3]

Strengthened a high performance, diverse and inclusive culture measured through below-target attrition rates and through the number of diverse promotions and hires at Principal and Partner levels in 2021.

Continued to build new digital products and capabilities by launching strategy, hiring and aligning resources and go to market framework.

Drove internal organizational understanding of the long-term strategic plan through communication and development of quarterly and annual metrics.

[3]

Ms. Heaton and Mr. Coar’s performance is excluded from the NEO performance goals for 2021, because they were not respectively eligible for 2021 performance bonuses. Ms. Heaton was not eligible for a 2021 performance bonus pursuant to the terms of her joining the Company in November 2021. Mr. Coar’s 2021 performance bonus was forfeited in connection with the termination of his employment in 2021.

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KRISHNAN RAJAGOPALAN’S INDIVIDUAL PERFORMANCE

2021 Accomplishments

Created and implemented a new organizational structure to support the long-term strategic plan. Further implemented metrics and a roadmap to achieve this plan.

Enabled and refined Heidrick Consulting’s go-to-market strategy and revenue growth.

Implemented broad organizational and leadership changes in support of the strategic plan and go to market strategy. Continued to enhance the Company brand and build market presence and differentiation.

MICHAEL CULLEN’S INDIVIDUAL PERFORMANCE

2021 Accomplishments

Achieved revenue growth and profitability in selected geographical regions. Implemented a new leader of Growth Markets to expand markets in Poland, Israel, Russia and Ukraine (deals exited in 2022 due to current crisis and war); continued to build out our Nordics region with acquisitions in Finland and building in Sweden.

Continued growth and expansion of shared service model. Expansion of shared services center across service lines and with key focus of on-boarding Project Administrators to support Principals, Partners and other leaders across Executive Search, Heidrick Consulting, and Corporate segments.

Improved margin within Europe and Heidrick Consulting.

MARK HARRIS’ INDIVIDUAL PERFORMANCE

2021 Accomplishments

Completed inorganic expansion within Finland and new On-Demand business segment.

Continued engagement and growth of stockholder base.

Created and implemented a real estate strategy to both reduce operating costs and to support our hybrid workplace strategy with fluid office space and more spaces for teams to collaborate.

Enhanced tools and efficiency within financial reporting and operating processes. Built infrastructure to support new segments and growth.

SARAH PAYNE’S INDIVIDUAL PERFORMANCE

2021 Accomplishments

Evolved talent acquisition strategies across regions and service lines to support record hiring and growth in 2021 in alignment with our diversity, equity and inclusion aspirations.

Advanced talent and internal development capabilities by creating and implementing a new talent review process and by introducing a number of key new learning and development offerings to support account growth and development within multiple business segments and roles in support of employee development, diversity, equity and inclusion goals, and overall employee engagement.

Comprehensive review of, and changes to, key executive compensation programs to implement market best practices in order to attract and retain top talent.

    |    EXECUTIVE COMPENSATION      41

The table below details the resulting payout under the MIP compared to target for each of our continuing NEOs other than Ms. Heaton, who was not eligible for a 2021 performance bonus. Mr. Coar did not receive a 2021 bonus due to his departure from the Company in 2021:

Long-Term Incentives

Long-term incentives (“LTIs”) are the vehicle through which NEOs are awarded the Company’s common stock for continued service and for achieving specific performance goals over a three-year period. These awards vest over a three-year period after the grant date. LTIs are designed to focus the NEOs on the strategic goals necessary to increase stockholder value and further position the Company to succeed in a changing environment.

The LTI award targets are based on the HRCC’s review of publicly disclosed data for the Company’s applicable peer group for each NEO position and internal pay equity considerations, as well as the CEO’s recommendations (other than with respect to himself) and a review of individual performance and potential.

LTI awards issued to the NEOs in 2021 consist of:

Performance Stock Units (“PSUs”)

PSU awards are based on performance over a three-year period, which provides greater focus on sustained long-term results. Each PSU represents a right to receive one share of the Company’s common stock upon vesting.

Restricted Stock Units (“RSUs”)

RSUs are service-based and vest in three equal installments (specifically, on the first, second and third anniversaries of the date of grant). Each RSU represents a right to receive one share of the Company’s common stock upon vesting.

When issuing LTI awards, the Company calculates the number of RSUs and PSUs awarded to the NEOs by dividing the total dollar value of the LTI award by the closing price of the Company’s common stock on the grant date (usually in March of the grant year). All outstanding RSUs and PSUs are credited with dividend equivalents that are payable in cash when and if the related units vest. The primary purpose of crediting dividend equivalents on LTI awards is to align the participant with the value of being a stockholder over the course of the vesting period, but only to the extent the award vests.

In March 2021, LTI awards were issued to Messrs. Rajagopalan, Cullen, Harris and Coar and Ms. Payne, with 50% of the target value issued as PSUs and 50% of the target value issued as RSUs. See the 2021 Grants of Plan-Based Awards Table on page 47 for more details on the equity grants that the HRCC approved.

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The following is a summary of the LTI awards issued in 2021:

NEO	PSUs (Target)	RSUs		Award Value[1]

Award Date	3/30/2021	3/9/2021

Award Price	$35.15	$36.95

Krishnan Rajagopalan	26,316	25,034		$1,850,014

Michael Cullen	11,380	10,825	(2)	$799,991

Mark Harris	11,380	10,825		$799,991

Sarah Payne	4,979	4,736		$350,007

Kamau Coar	4,979	4,736		$350,007

[1]	Value based upon number of RSUs and PSUs (at target) awarded multiplied by the closing share price on the date of the award.

[2]	Mr. Cullen received an additional award of 27,064 RSUs as described below.

2019, 2020 and 2021 PSU Awards. The 2019 PSU awards for the performance period 2019 – 2021, the 2020 PSU awards for the performance period 2020 – 2022 and the 2021 PSU awards for the performance period 2021 – 2023 were issued to Messrs. Rajagopalan, Cullen, Harris, and Coar and Ms. Payne. The awards are subject to target goals for the Company’s three-year Adjusted Operating Margin, as established by the HRCC at the beginning of the three-year PSU performance period, and three-year Relative Total Shareholder Return (“R-TSR”) for the 2019 – 2021, 2020– 2022 and 2021 – 2023 performance periods, respectively. Vesting for the awards will be weighted equally based upon the outcome of Adjusted Operating Margin and R-TSR. The peer group for the R-TSR metric consists of the constituents of the S&P Human Resources and Employment Services Index. The HRCC will review the performance for the 2020 and 2021 PSU awards, and the vesting of the awards will be determined in early 2023 and 2024, respectively. The 2019 PSU vesting outcome is as follows.

2019 PSU Awards. The table below illustrates the structure of the 2019 – 2021 PSU awards with an equal weighting placed on each of the performance targets. For the three-year performance period of 2019 – 2021, the Adjusted Operating Margin was 11.4% ($257.3M of Adjusted Operating Income, $2,261.4M of Adjusted Revenues) and the three-year R-TSR performance placed the Company at the 46th percentile of the applicable peer group. As a result of the performance achieved, the HRCC approved a vesting percentage of 139% of the target number of PSUs.

	Performance Target 3-year Adjusted Operating Margin	Performance Target Relative TSR Ranking	Percentage of Target PSUs Vesting

Maximum	>12.0%	>75th %ile	200%

Target	8.0%	50th %ile	100%

Threshold	4.0%	25th %ile	50%

	<4.0%	<25th %ile	0%

    |    EXECUTIVE COMPENSATION      43

The PSUs issued to Messrs. Rajagopalan, Cullen and Harris and Ms. Payne in 2019 vested in 2022 at 139% of target as follows. Mr. Coar’s employment terminated in 2021 and he accordingly forfeited his 2019 award of PSUs.

Name	Target PSUs	PSUs Vested

Krishnan Rajagopalan	23,455	32,602

Michael Cullen	9,964	13,850

Mark Harris	9,198	12,785

Sarah Payne	2,529	3,515

Special RSU Award to Mr. Cullen. In March 2021, Mr. Cullen was awarded a special, one-time RSU award with a grant date value of $1,000,000. The award will vest ratably on an annual basis over a three-year period. The award was provided to recognize Mr. Cullen’s contributions to continued improvements in the Company’s operating structure, commercial contributions within the market, and to further align Mr. Cullen with interests of the Company’s stockholders.

Ms. Heaton’s Sign-On Awards. In connection with the commencement of her employment with the Company in November 2021, Ms. Heaton received a sign-on bonus of $125,000 and an RSU award with a grant date fair value of $125,000, which vests in three equal installments on each of the first three anniversaries of the grant date for the RSUs. In the event that Ms. Heaton resigns from the Company for any reason or is terminated for cause (as defined in her employment agreement), within two years of the sign-on award payment dates, Ms. Heaton will be required to reimburse the Company the amount of such payment, reduced on a pro-rated basis by one twenty fourth (1/24th) per full month from the date of payment within 30 business days following the termination date.

Mr. Coar’s Separation Agreement. In connection with his employment terminating in June 2021, Mr. Coar and the Company entered into a Separation Agreement and General Release (the “Coar Separation Agreement”), pursuant to which he received a cash payment in the amount of $87,500, representing three months’ base salary, and three months of continued health coverage at active employee rates. These payments and benefits are included in the “All Other Compensation” column of the 2021 Summary Compensation Table below.

OTHER COMPENSATION POLICIES AND INFORMATION

Stock Ownership Guidelines

To enhance the alignment of NEOs’ interests with those of stockholders, the Company maintains stock ownership guidelines. The CEO is required to own five times his annual base salary in Company common stock, and all other NEOs are required to own two times their annual base salary. Effective February 2022, the HRCC approved revisions to the stock ownership guidelines which added share retention requirements, and removed the previously required five-year timeframe for meeting the ownership requirement. To the extent a covered employee becomes subject to these stock ownership guidelines and at that time does not own qualifying shares in an amount equal to or in excess of the relevant ownership multiple requirement, or falls below the relevant ownership multiple requirement, the employee must retain ownership of Company common stock issued upon the vesting of Company RSUs or performance shares/PSUs, in an amount equal to 50% of the net after-tax value of the newly vested RSUs, performance shares and/or PSUs until the applicable multiple requirement is met.

Equity interests that count toward the satisfaction of the ownership guidelines include HSII shares owned outright by the employee, HSII shares jointly owned, vested or unvested restricted HSII shares, and unvested RSUs payable in HSII shares. Outstanding HSII stock options and performance shares/PSUs are not counted toward the guidelines. As of December 31, 2021, the NEOs all were on target to meet their ownership guidelines within five years of appointment to their roles.

Hedging and Pledging Policy

Since 2013, the Company has had policies prohibiting hedging or pledging of Heidrick stock. Pursuant to our Insider Trading Policy, our officers, directors, and employees shall not hold Heidrick securities in a margin account, pledge Heidrick securities as collateral

44      EXECUTIVE COMPENSATION    |

for a loan, purchase financial instruments or otherwise engage in transactions that either hedge or offset any decrease in value of Heidrick securities. The full text of our Insider Trading Policy, which includes details on our restrictions on hedging and pledging of Heidrick securities can be located on our website at: https://investors.heidrick.com/corporate-governance.

Clawback Policy

In December 2021 the Company amended its Clawback Policy whereby the HRCC on behalf of the Company may seek the recoupment of any incentive awards (cash or equity) given to: (1) any executive officer in the event of a financial restatement and/or (2) any incentive plan participant in situations of fraud, bribery, or other intentional, illegal misconduct impacting the Company or which results in a breach of the Company’s Code of Ethics or knowing failure to report such acts of any employee over whom such person had direct supervisory authority during the three-year period preceding the date the restatement is filed with the SEC or the date the HRCC determines a clawback is appropriate for misconduct. The full text of our Clawback Policy can be found at: https://investors.heidrick.com/corporate-governance.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the federal income tax deduction for annual individual compensation to $1 million for the current or former covered employees. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. This exception for “performance-based” compensation was eliminated in 2018. Although tax deductibility is one of many factors the Company considers when determining executive compensation, the Company believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain executive talent to compete successfully.

Perquisites and Other Personal Benefits

Heidrick provides its NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in a 401(k) plan. The NEOs are also reimbursed for expenses incurred for an annual physical examination, financial planning services (maximum reimbursement for financial planning is $1,080 per year, or $3,150 if expenses are incurred for the first time) and approved business club memberships.

Severance Arrangements

The Company has adopted other executive compensation arrangements, including a Change in Control Severance Plan (as described below) designed to retain executives in the event of a change of ownership of the Company and a Management Severance Pay Plan designed to provide financial assistance to executives following termination of employment. The material terms and conditions of these plans are described in the “Potential Payments Upon Termination or a Change in Control” section below.

Employment Agreements

Each of our continuing NEOs has entered into an employment agreement with the Company, which contains general employment terms (including base salary and eligibility to participate in various incentive and benefit plans) and customary restrictive covenants in favor of the Company. These restrictive covenants contain non-competition and non-solicitation restrictions for a period of 12 months after certain terminations of employment. Severance protection for our NEOs is generally covered by our Management Severance Pay Plan and our Change in Control Severance Plan (described below) instead of by their employment agreements. However, our CEO’s employment agreement does provide for the following enhanced benefits: (i) if he is entitled to receive severance payments under the Management Severance Pay Plan, he will also be entitled to a pro-rata bonus for the year of termination and (ii) he will receive the benefits described in the Management Severance Pay Plan upon his resignation of employment for Good Reason (as defined in his employment agreement) instead of only upon a termination by the Company without Cause.

    |    EXECUTIVE COMPENSATION      45

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

2021 SUMMARY COMPENSATION TABLE

The table below summarizes the total direct compensation paid or earned by each of the NEOs for the last three fiscal years, and only reflects information for those years in which the NEO was determined to be an NEO of the Company. The amounts in the Stock Awards column indicate the fair value on the grant date associated with all grants awarded in the corresponding year and may not correspond with the amounts that the NEO will eventually realize with respect to these awards. The benefit, if any, actually received from these awards will depend upon the future value of our common stock.

Name & Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation[4]	All Other Compensation[5]	Total ($)

Krishnan Rajagopalan President & Chief Executive Officer	2021 2020 2019	850,000 850,000 850,000	— — —	2,144,226 2,171,252 2,197,147	2,506,650 1,105,808 1,243,125	17,400 17,100 16,800	5,518,276 4,144,160 4,307,072

Michael Cullen Chief Operating Officer	2021 2020 2019	650,000 650,000 650,000	— — —	1,927,234 1,021,760 933,377	1,277,900 563,745 633,750	17,400 17,100 16,800	3,872,534 2,252,605 2,233,927

Mark Harris Chief Financial Officer	2021 2020 2019	450,000 450,000 450,000	— — —	927,219 851,466 861,622	884,700 390,285 438,750	17,400 17,100 16,800	2,279,319 1,708,851 1,767,172

Sarah Payne Chief Human Resources Officer	2021 2020 2019	300,000 275,000 275,000	— — —	405,672 340,587 236,904	442,350 178,881 201,094	17,103 11,000 15,125	1,165,125 805,468 728,123

Tracey Heaton Chief Legal Officer and Corporate Secretary [6]	2021	51,795	125,000	125,021	0	2,000	303,816

Kamau Coar Former Chief Legal Officer & Chief Inclusion Officer [7]	2021 2020 2019	175,000 275,000 275,000	— — —	405,672 340,587 236,904	0 178,881 201,094	87,500 17,100 16,800	668,172 811,568 729,798

[1]

Amounts reflect base salary paid in the year pursuant to employment agreements. Mr. Cullen and Ms. Payne became NEOs in 2019; Ms. Heaton started on November 15th with an annualized base salary rate of $400,000.

[2]	The amount reported in this column for Ms. Heaton represents a sign-on bonus paid to her in connection with the commencement of her employment in November 2021.

[3]

Amounts reflect annual LTI awards granted under the GlobalShare Plan in a combination of PSUs and RSUs. The grant date fair value of RSUs and PSUs was calculated in accordance with ASC Topic 718. The fair values of the RSUs were based on the closing price of the common stock on the grant date ($36.95). The PSUs are earned based 50% upon the Adjusted Operating Income of the Company and 50% based upon the total shareholder return performance of the Company relative to a peer group. The fair value of the awards based on total shareholder return was determined using the Monte-Carlo simulation model. A Monte Carlo simulation model uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions and the resulting fair value of the award. The grant date fair value of the PSUs is $46.33 per share. The grant date fair value of the PSU awards assuming achievement of maximum performance would be: Mr. Rajagopalan – $2,438,441; Messrs. Cullen and Harris – $1,054,471; Ms. Payne and Mr. Coar – $461,354.

[4]

The Non-Equity Incentive Plan Compensation amounts in this column reflect our annual Short-Term Incentive MIP awards for 2021. The performance goals were established by the HRCC in 2021, final evaluation of those performance goals was determined on February 3, 2022, and awards were paid in March 2022. These awards are discussed in further detail beginning on page 38.

[5]

The amounts reported in the All Other Compensation column for 2021 include a 401(k) employer matching contribution of $17,400 for Messrs. Rajagopalan, Cullen, and Harris, $17,103 for Ms. Payne, and $2,000 for Ms. Heaton. For Mr. Coar, the amounts reflect $87,500 in base salary continuation payments made in accordance with his Separation Agreement and General Release dated June 30th, 2021.

[6]	Ms. Heaton was appointed as the Company’s Chief Legal Officer and Corporate Secretary on November 15, 2021.

[7]	Mr. Coar served as Chief Legal Officer & Chief Inclusion Officer until his employment terminated in June 2021.

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2021 GRANTS OF PLAN-BASED AWARDS TABLE

The table below sets forth certain information with respect to awards that were granted during the fiscal year ended December 31, 2021 for each NEO.

Name & Principal Position	Grant Date	Date of HRCC Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[5]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Krishnan Rajagopalan President & Chief Executive Officer	[1] 3/9/21[2] 3/30/21[2]	2/3/21 2/3/21 2/3/21	637,500 — —	1,275,000 — —	2,550,000 — —	— — 13,158	— — 26,316	— — 52,632	— 25,034 —	— — —	— — —	0 925,006 1,219,220

Michael Cullen Chief Operating Officer	[1] 3/9/21[2] 3/30/21[2]	2/3/21 2/3/21 2/3/21	325,000 — —	650,000 — —	1,300,000 — —	— — 5,690	— — 11,380	— — 22,760	— 37,889 —	— — —	— — —	0 1,399,999 527,235

Mark Harris Chief Financial Officer	[1] 3/9/21[2] 3/30/21[2]	2/3/21 2/3/21 2/3/21	225,000 — —	450,000 — —	900,000 — —	— — 5,690	— — 11,380	— — 22,760	— 10,825 —	— — —	— — —	0 399,984 527,235

Sarah Payne Chief Human Resources Officer	[1] 3/9/21[2] 3/30/21[2]	2/3/21 2/3/21 2/3/21	112,500 — —	225,000 — —	450,000 — —	— — 2,490	— — 4,979	— — 9,958	— 4,736 —	— — —	— — —	0 174,995 230,677

Tracey Heaton Chief Legal Officer and Corporate Secretary	12/21/21[7]	11/3/21	— — —	— — —	— — —	— — —	— — —	— — —	2,894 — —	— — —	— — —	125,021 0 0

Kamau Coar Former Chief Legal Officer & Chief Inclusion Officer [8]	[1] 3/9/21[2] 3/30/21[2]	2/3/21 2/3/21 2/3/21	131,250 — —	262,500 — —	525,000 — —	— — 2,490	— — 4,979	— — 9,958	— 4,736 —	— — —	— — —	0 174,995 230,677

[1]	The amounts in this row reflect (i) a Non-Equity Incentive Plan Award representing our annual Short-Term Incentive MIP awards for 2021 as established by the HRCC at the beginning of 2021.

[2]

The amounts in this row include awards granted on March 9, 2021 consisting of: (i) an Equity Incentive Plan Award representing an annual LTI PSU award issued under the GlobalShare Plan that will vest (if at all) after a three-year performance period; and (ii) an All Other Stock Award representing an annual LTI RSU award under our GlobalShare Plan that will vest in three equal installments on each grant date anniversary subject to continued employment with the Company.

[3]

With respect to our Non-Equity Incentive Plan Awards representing our annual Short-Term Incentive MIP awards, the performance goals were established by the HRCC in 2021, the final evaluation of those performance goals was determined on February 3, 2022 and the payments for those awards were made in March 2022. The amounts in the table reflect the range of potential MIP award payouts which may be as little as zero and as high as 200% of target. The amounts actually paid under the MIP for 2021 appear in the Non-Equity Incentive Plan Compensation column of the 2021 Summary Compensation Table on page 46.

[4]

With respect to our Equity Incentive Plan Awards representing our annual LTI PSU award issued under the GlobalShare Plan, the awards are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at their target number of shares. Upon vesting, the recipients will receive anywhere from 0% to 200% of the target number of shares based on actual Company performance over the performance period. The unvested PSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the PSUs vest.

[5]

With respect to our All Other Stock Awards representing our annual LTI RSU award issued under the GlobalShare Plan, the awards are service-based equity awards that vest in three equal installments on the first, second and third anniversaries of the date of grant, generally subject to the executive’s continued employment with the Company. All unvested RSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the RSUs vest.

[6]

Reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The grant date fair value of RSUs and PSUs was calculated in accordance with ASC Topic 718. The fair values of the RSUs were based on the closing price of the common stock on the grant date ($36.95). The PSUs are earned based 50% upon the Adjusted Operating Income of the Company and 50% based upon the total shareholder return performance of the Company relative to a peer group. The fair value of the awards based on total shareholder return was determined using the Monte-Carlo simulation model. A Monte Carlo simulation model uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions and the resulting fair value of the award. The grant date fair value of the PSUs is $46.33 per share.

[7]

Upon joining the Company, Ms. Heaton received an award of 2,894 RSUs, which vests in three equal installments on each of the first three anniversaries of the grant date, subject to continued employment with the Company.

[8]	Mr. Coar served as Chief Legal Officer & Chief Inclusion Officer until his employment terminated in June 2021. Outstanding, unvested RSUs and PSUs were forfeited effective June 2021.

    |    EXECUTIVE COMPENSATION      47

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The table below includes certain information with respect to RSUs and PSUs previously awarded under our GlobalShare Plan to the NEOs that were outstanding as of December 31, 2021. The market value of each award was determined using our closing stock price on December 31, 2021 (the last trading day of 2021), of $43.73. No stock options were outstanding as of December 31, 2021.

Name & Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]

Krishnan Rajagopalan President & Chief Executive Officer	7,819 27,209 25,034	[2] [3] [4]	341,925 1,189,850 1,094,737	32,602 81,626 52,632	[5] [6] [7]	1,425,685 3,569,505 2,301,597

Michael Cullen Chief Operating Officer	3,322 12,804 37,889	[2] [3] [4]	145,271 559,919 1,656,886	13,850 38,412 22,760	[5] [6] [7]	605,661 1,679,757 995,295

Mark Harris Chief Financial Officer	3,066 10,670 10,825	[2] [3] [4]	134,076 466,599 473,377	12,785 32,010 22,760	[5] [6] [7]	559,088 1,399,797 995,295

Sarah Payne Chief Human Resources Officer	843 4,268 4,736	[2] [3] [4]	36,864 186,640 207,105	3,515 12,804 9,958	[5] [6] [7]	153,725 559,919 435,463

Tracey Heaton Chief Legal Officer & Corporate Secretary	2,894	[8]	126,555	0		0

Kamau Coar Former Chief Legal Officer & Chief Inclusion Officer [9]	0		0	0		0

[1]	The market value of the stock awards and equity incentive plan awards was determined using our closing stock price on December 31, 2021: $43.73.

[2]	Consists of RSUs granted on March 8, 2019. The remaining RSUs vest on March 8, 2022.

[3]	Consists of RSUs granted on March 9, 2020. The remaining RSUs vest one-half each on March 9, 2022 and March 8, 2023.

[4]	Consists of RSUs granted on March 9, 2021. The remaining RSUs vest ratably on March 9, 2022, March 9, 2023, and March 9, 2024.

[5]

Consists of the unvested portion of PSUs granted on March 8, 2019 for Messrs. Rajagopalan, Cullen, Harris, and Payne, which are performance-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs vested on March 8, 2022 at 139% of target as per the terms of the PSU program.

[6]

Consists of the unvested portion of PSUs granted on March 9, 2020, which are performance-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The number of shares that vest will range from 0% to 200% of target based on actual Company performance over the performance period. In accordance with SEC Rules, the value is calculated at 200% of target based upon performance to date, which has trended above target.

[7]

Consists of the unvested portion of PSUs granted on March 9, 2021, which are performance-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The number of shares that vest will range from 0% to 200% of target based on actual Company performance over the performance period. In accordance with SEC Rules, the value is calculated at 200% of target based upon performance to date, which has trended above target.

[8]

Consists of the unvested portion of RSUs relating to the award of 2,894 RSUs provided to Ms. Heaton in December 2021 upon joining the Company and which vest ratably on December 21, 2022, December 21, 2023 and December 21, 2024.

[9]	Mr. Coar forfeited his outstanding equity awards in connection with the termination of his employment in June 2021.

48      EXECUTIVE COMPENSATION    |

2021 OPTION EXERCISES AND STOCK VESTED TABLE

The table below includes certain information with respect to the vesting of RSUs and PSUs for the NEOs during the fiscal year ended December 31, 2021. There are no outstanding stock options for our NEOs. The Company has not issued stock options since September 2008. The options granted in September 2008 had a ten-year term and have expired.

	Stock Awards

Name & Principal Position	# of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Krishnan Rajagopalan Chief Executive Officer & President	73,413	2,629,929

Michael Cullen Chief Operating Officer	25,397	941,773

Mark Harris Chief Financial Officer	25,307	907,813

Sarah Payne Chief Human Resources Officer	4,015	149,206

Tracey Heaton Chief Legal Officer & Corporate Secretary	0	0

Kamau Coar Former Chief Legal Officer & Chief Inclusion Officer	8,106	291,154

[1]

The amounts reflect the number of units converted into common shares on a one-for-one basis from grants issued as follows: Mr. Rajagopalan: RSUs issued in 2018, 2019, and 2020, PSUs issued in 2018, and PRSUs issued in 2017; Messrs. Cullen, Harris, and Coar: RSUs issued in 2018, 2019 and 2020 and PSUs issued in 2018; Ms. Payne: RSUs issued in 2018, 2019, and 2020. In connection with the vesting of shares in this column, related dividend equivalents were paid to each Executive Officer of $109,181 to Mr. Rajagopalan, $35,597 to Mr. Cullen, $36,757 to Mr. Harris, $4,225 to Ms. Payne, and $11,343 to Mr. Coar.

[2]

The amounts reflect the pre-tax value of the number of RSUs and PSUs vesting multiplied by the closing market price of our stock on the date of vesting. In those cases where the date of vesting falls on a weekend or holiday, the closing market price of the stock on the next business day is used.

PENSION BENEFITS

Pension benefits are not provided to any of the NEOs.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to Heidrick’s U.S. Employee Deferred Compensation Plan (the “EDC Plan”), each NEO (based in the U.S. only) may defer up to 25% of his or her base salary and up to 25% of his or her cash incentive compensation not to exceed $500,000 per year. The purpose of the EDC Plan is to facilitate future wealth creation and individual financial planning by deferring payments earned today to the future.

A participant completes an election form at the time he or she enrolls in the EDC Plan and chooses from investment funds offered by the EDC Plan Administrator. The Company does not contribute to the amount deferred nor does it provide above market rates on the investment funds. The Administrator calculates the earnings for the funds selected for each participant’s account. A participant makes distribution elections on the enrollment form and can elect to receive his or her distributions on either a date specified in the future (as long as it is at least three years from the effective date that contributions begin) or upon termination. A participant can also elect to receive his or her distributions in either a lump sum or in installments (over five, ten or fifteen years) paid quarterly on a declining balance approach.

    |    EXECUTIVE COMPENSATION      49

In 2021, the only NEO who participated in, or had an account balance under, the EDC Plan was Mr. Cullen.

	Nonqualified Deferred Compensation for 2021

Name & Principal Position	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[1]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Michael Cullen Chief Operating Officer	0	0	273,043	0	2,059,232

[1]	Aggregate earnings were not included in the 2021 Summary Compensation Table. There are no above-market or preferential earnings provided.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Heidrick provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. Certain benefits are in addition to the benefits to which the employee would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, equity-based awards that are vested as of the date of termination, and the right to continued medical coverage pursuant to COBRA). These incremental benefits as they pertain to the continuing NEOs are described below.

CHANGE IN CONTROL SEVERANCE PLAN (“CIC PLAN”)

All continuing NEOs are participants under the CIC Plan. The CIC Plan provides severance benefits to the executive if they are terminated by the Company without “Cause,” or if the executive terminates their employment with us for “Good Reason,” within two years of a “Change in Control” of the Company (or within six months prior to a Change in Control of the Company if such termination is prior to, but in anticipation of, the Change in Control). The following benefits are to be provided under the CIC Plan to a participant upon a qualifying termination of employment:

•	Salary and other compensation earned but not paid as of the termination date, including any unpaid bonus and earned but unused vacation time.

•	A prorated bonus payment equal to the participant’s annual target bonus under the MIP as of the date immediately prior to the Change in Control (the “bonus amount”).

•	A lump sum payment equal to the sum of the participant’s base salary (the highest annual rate during the preceding 12 months) and annual target bonus amount multiplied by a factor of:

•	2.5 for the CEO.

•	2.0 for all other continuing NEOs.

•

Double trigger accelerated vesting of unvested stock awards (PSUs vest at the number that would be achieved based on performance as of the date of the Change of Control) after a Change in Control if the CIC Plan participant’s employment is terminated for certain reasons within the two-year period beginning on the date of a Change in Control.

•	Continuation of health, dental and/or vision benefits for up to one year at no additional cost to the participant with the same terms in effect immediately prior to the termination date.

•	Reimbursement of reasonable legal fees incurred by the participant in enforcing in good faith his or her rights under the CIC Plan (unless the participant was terminated for Cause).

•

The CIC Plan does not provide an excise tax gross-up, but instead permits all participants to either elect to have their parachute payments reduced to ensure no excise tax liability or to receive the full amount of parachute payments and be responsible for paying all related excise taxes, interest and penalties.

The CIC Plan contains restrictive covenants that prohibit the participant, for a period of time, from working on the accounts of certain clients, with respect to which he or she had significant involvement, providing services to competitors, or soliciting or hiring employees or employee candidates of the Company. In order to receive benefits under the CIC Plan, the participant must waive his or her right to receive any severance benefits he or she is entitled to receive under any other Company severance plan or employment agreement to which we are a party.

50      EXECUTIVE COMPENSATION    |

For purposes of the CIC Plan:

•

“Cause” means the executive’s (i) willful and continued failure to substantially perform his or her duties that is not cured after notice from us (other than a failure due to a physical or mental condition), or (ii) willful misconduct that is materially injurious to us.

•

“Good Reason” means the occurrence of one of the following events without the executive’s written consent: (i) the assignment to the executive of duties inconsistent with, or a reduction in his or her responsibilities or functions associated with, his or her position immediately prior to the change in control; (ii) a reduction in the executive’s base salary or any failure to pay the executive any compensation within seven days of the due date for such payment; (iii) a change by 50 miles or more of the executive’s principal work location; (iv) a substantial change in the executive’s required business travel; (v) our failure to continue substantially similar benefits under our welfare and fringe benefit plans, taking any action that adversely affects or reduces the executive’s benefits under such plans, or our failure to provide the executive with his or her accrued vacation days in accordance with our policy in effect immediately prior to the change in control; (vi) the failure to provide the executive with the bonus and long term incentive opportunity available immediately prior to the change in control; (vii) a material increase in the executive’s working hours; or (viii) the failure of any successor to the Company to assume the obligations under the CIC Plan.

•

“Change in Control” means (i) a person’s acquisition of more than 30% of the voting power of our outstanding securities; (ii) during any 24 month period, the incumbent board members, and generally any new directors elected by at least 2/3 of the incumbent or previously approved board members, cease to constitute a majority of the board; (iii) a merger or consolidation of the Company (other than a merger or consolidation that (A) results in our outstanding voting securities continuing to represent more than 66 2/3% of the combined voting power of the outstanding securities immediately after the transaction, or (B) after which no person holds 30% or more of the combined voting power of the outstanding securities immediately after the transaction); (iv) a complete liquidation, or a sale of substantially all of the assets, of the Company; or (v) any other event that the Board determines to be a change in control. A change in control does not include any of the above events if after such event we cease to be subject to Section 13 or 15(d) of the Securities Exchange Act and no more than 50% of the outstanding stock is owned by any entity subject to such requirements, or our Executive Officers own 25% or more of the then outstanding common stock or 25% or more of the combined voting power of the outstanding voting securities.

MANAGEMENT SEVERANCE PAY PLAN (THE “SEVERANCE PLAN”)

The Severance Plan provides severance benefits to select employees. Benefits are available if an employee is terminated without Cause as defined in the Severance Plan (and, in the case of Mr. Rajagopalan, upon his resignation for Good Reason per the terms of and as defined in his employment agreement). Benefits are not available if the termination is for Cause or due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. An employee’s receipt of severance benefits is conditioned on his or her execution of a release. The severance benefit payable to a participant is equal to the sum of the participant’s base salary rate in effect on the date of termination and target bonus amount multiplied by a factor of:

•	2.0 for the CEO;

•	1.5 for other continuing NEOs.

As per the terms of his employment agreement and consistent with the Company’s discretion to award the same under the Severance Plan, Mr. Rajagopalan is also entitled to receive a pro-rata annual bonus for the year during which his employment is terminated. The severance benefits will be paid to the participant in equal installments over the severance period in accordance with applicable payroll procedures, beginning no later than 30 days after the participant delivers an executed release. Until the earliest of one year following the participant’s termination of employment, the end of the applicable severance period, or the date on which the participant becomes employed and covered under another employer’s benefit plan, Heidrick shall maintain and pay the full cost of the participant’s health benefits. The Company may, in its discretion, pay to the employee an amount equal to the employee’s target bonus amount for the performance period in which the termination occurs, subject to any ordinary course adjustments applicable to all participants in the applicable bonus plan. Finally, the Severance Plan includes six-month non-solicitation and non-competition provisions that apply to the extent the participant is not already subject to such restrictions pursuant to another agreement with us.

    |    EXECUTIVE COMPENSATION      51

In April 2022, after a review of competitive data for the Company and its peer group, the Board approved an amendment to the Severance Plan which provides for the partial acceleration of a prorated portion of unvested RSUs upon a termination without cause for the CEO and other NEOs. Additionally, the six-month non-solicitation and non-competition provisions of the Severance Plan were increased from six to 12 months for the CEO and NEOs, which aligns with the restrictive covenants contained in their pre-existing employment agreements.

BONUS, RSU, PSU AND BONUS CASH DEFERRAL RETIREMENT POLICY (“RETIREMENT POLICY”)

Under the Retirement Policy that was in effect during 2021, an employee was eligible for retirement if all three of the following criteria were met:

•	Age 55 or older on the date of retirement, provided they are age 50 or older as of March 23, 2018, or alternatively age 62 on the date of retirement;

•	Combined age and years of service add up to at least 70 on the date of retirement; and

•	Notification of the intent to retire is made no later than October 15th of the year before the year of actual retirement.

The Company’s Retirement Policy allows for the continued vesting of RSUs, PSUs and the payment of the annual incentive, if any, that would have been payable in the year of retirement even if the employee retires prior to the actual date of payment. For PSUs granted after March 22, 2019, an employee is eligible to receive continued vesting of the PSUs, subject to performance, prorated based on the percentage of the three-year performance period worked. The award will be forfeited for those with greater than two years remaining in the vesting period and prorated for all others. Restrictive covenants will extend to the end of the vesting period for all equity awards upon retirement. Mr. Rajagopalan was eligible for retirement under the Retirement Policy as of December 31, 2021. In March 2022, after a review of competitive data for the Company and its peer group, the HRCC approved an amendment to the Retirement Policy which provides for continued vesting of PSUs upon retirement, provided the NEO has met the “Career Vesting” provisions of the Retirement Policy, which require the NEO to be 62 years of age and have a minimum of five years of tenure on the date of retirement.

CONTINGENT PAYMENTS

The tables below show the additional benefits and payments to be made to each of our continuing NEOs in the event of a termination by the Company without cause, resignation by the executive for good reason (applicable only to Mr. Rajagopalan), termination by reason of death or long-term disability, or termination following a change in control of the Company, on December 31, 2021. The tables assume the exercise of discretion under the Severance Plan to pay out bonus amounts in respect of the year of termination. As described above, Mr. Coar and the Company entered into the Coar Separation Agreement in connection with his termination of employment in June 2021, pursuant to which he received a cash payment in the amount of $87,500, representing three months’ base salary, and three months of continued health coverage at active employee rates.

52      EXECUTIVE COMPENSATION    |

Krishnan Rajagopalan

	Involuntary Termination Without Cause ($)[1]	Resignation for Good Reason	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	1,700,000	1,700,000	—	2,125,000

Management Bonus	2,550,000	2,550,000	—	3,187,500

Prorated Bonus	1,275,000	1,275,000	—	1,275,000

Continued Health Coverage[3]	21,469	21,469	—	17,097

Vesting of Unexercisable Stock Options	—	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	—	6,587,750	5,225,633

Vesting of Deferred Bonus	—	—	385,809	385,809

Total	5,546,469	5,546,469	6,973,559	12,216,039

Michael Cullen

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	975,000	—	1,300,000

Management Bonus	975,000	—	1,300,000

Prorated Bonus	—	—	650,000

Discretionary Severance Bonus	650,000	—	—

Continued Health Coverage[3]	12,600	—	8,688

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	4,135,327	3,523,603

Vesting of Deferred Bonus	—	189,264	189,264

Total	2,612,600	4,324,591	6,971,555

    |    EXECUTIVE COMPENSATION      53

Mark Harris

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	675,000	—	900,000

Management Bonus	675,000	—	900,000

Prorated Bonus	—	—	450,000

Discretionary Severance Bonus	450,000	—	—

Continued Health Coverage[3]	35,254	—	25,777

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	2,673,827	2,108,763

Vesting of Deferred Bonus	—	133,356	133,356

Total	1,835,254	2,807,183	4,517,895

Sarah Payne

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	450,000	—	600,000

Management Bonus	337,500	—	450,000

Prorated Bonus			225,000

Discretionary Severance Bonus	225,000	—	—

Continued Health Coverage[3]	35,254	—	25,777

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	1,038,894	800,419

Vesting of Deferred Bonus	—	46,942	46,942

Total	1,047,754	1,085,836	2,148,138

54      EXECUTIVE COMPENSATION    |

Tracey Heaton

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	600,000	—	800,000

Management Bonus	450,000	—	600,000

Prorated Bonus	—	—	300,000

Discretionary Severance Bonus	300,000	—	—

Continued Health Coverage[3]	35,254	—	25,777

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	126,555	126,555

Vesting of Deferred Bonus	—	—	—

Total	1,385,254	126,555	1,852,331

[1]	Reflects amounts payable under the Severance Plan.

[2]	As per the terms of the CIC Plan and the GlobalShare Plan.

[3]

Under the Severance Plan, the costs of continuation of coverage are fully covered by the Company. Reflects both the individual and the Company-paid premiums for such coverage. Under the CIC Plan, the Company and the Participant share the costs of the continuation of such coverage.

[4]	As per the terms of the GlobalShare Plan. Values calculated using the closing stock price on December 31, 2021 of $43.73.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of Mr. Krishnan Rajagopalan, President and CEO.

For our 2021 fiscal year:

•	the annual total compensation of the median employee (defined below) was $117,138 (the individual with such median compensation, the “median employee”); and

•	the annual total compensation of the CEO was $5,518,276, which is the same amount reported for 2021 as total compensation in the 2021 Summary Compensation Table.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Rajagopalan, the Chief Executive Officer, to the median employee was estimated to be 47:1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll and employment records and the method described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.

The Company re-identified the median employee in 2021 by examining the 2021 compensation for all individuals, excluding the CEO, who were employed by the Company on December 31, 2021, the last day of the payroll year. For this purpose, compensation included base salary, cash bonus, overtime wages, and long-term incentives awarded in 2021. The Company included all employees, whether employed on a full-time or part-time basis. The Company annualized the base compensation for full-time employees that were not employed by the Company for all of 2021.

    |    EXECUTIVE COMPENSATION      55

The Company calculated the median employee’s total annual compensation using the same methodology it uses for its NEOs as set forth in the 2021 Summary Compensation Table in this proxy statement.

REPORT OF THE HRCC

The HRCC has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with Management and, based on such review and discussion, the HRCC recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and this proxy statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Laszlo Bock, Chair

Elizabeth L. Axelrod

Mary E. G. Bear

T. Willem Mesdag

56      EXECUTIVE COMPENSATION    |

Audit Matters

The AFC is responsible for providing general oversight of the Company’s financial accounting and reporting processes, selection of critical accounting policies, and the Company’s system of internal controls.

The AFC is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm, RSM US LLP (“RSM”); approval of the engagement letter describing the scope of the annual audit; approval of fees for audit and non-audit services; providing an open avenue of communication among the independent registered public accounting firm, the risk and Internal Audit functions, management and the Board; and preparing the Audit Committee Report required by the SEC and included in this proxy statement below. These and other aspects of the AFC’s authority are more particularly described in the AFC Charter which can be accessed at: https://investors.heidrick.com/corporate-governance.

The AFC is currently comprised of three directors, Messrs. Mesdag and Logan, and Ms. Rauch, each of whom is independent within the meaning of the Company’s Corporate Governance Guidelines, Director Independence Standards and applicable Nasdaq Rules. Additionally, Mr. Warby, who is also independent within the meaning of the Company’s Corporate Governance Guidelines, Director Independence Standards and applicable Nasdaq Rules is an ex officio member of the AFC based on his status as Chairman of the Board. The Board has determined that Messrs. Logan and Mesdag are “audit committee financial experts” as defined in the SEC Rules. During 2021, the AFC met seven times.

AUDIT & FINANCE COMMITTEE REPORT

As part of its oversight of the Company’s financial statements, the AFC reviews and discusses with both management and RSM all annual and quarterly financial statements prior to their issuance. The AFC reviews key initiatives and programs aimed at strengthening the effectiveness of the Company’s disclosure control structures, including its internal controls, and provides oversight of the Company’s risk management protocols.

The AFC reviewed and discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The AFC has also received the written disclosures and the letter from RSM, required by applicable requirements of the PCAOB, regarding RSM’s communications with the AFC concerning independence, and has discussed with RSM the firm’s independence from the Company.

The AFC’s meetings included executive sessions with RSM and with the Company’s Internal Audit function (which has been partially outsourced to PricewaterhouseCoopers), in each case without the presence of management during which members of the AFC raised and discussed any issues they may have had about the financial statements and the adequacy and proper functioning of the Company’s internal and disclosure control systems and procedures.

In performing these functions, the AFC acted and continues to act only in an oversight capacity on behalf of the Board. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its systems of internal and disclosure controls. In its oversight role, the AFC necessarily relies on the procedures, work and assurances of management. RSM has audited the annual financial statements prepared by Management, expressed an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with generally accepted accounting principles in the U.S., and discussed any issues they believe should be raised with the AFC.

During 2021, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management and RSM kept the AFC apprised of the Company’s progress at each regularly scheduled AFC meeting. Management and RSM have each provided the AFC with a report on the effectiveness of the Company’s internal controls. The AFC has reviewed management’s and RSM’s assessment of the effectiveness of the Company’s internal controls included in the Annual Report on Form 10-K for the year ended December 31, 2021.

Based on the above mentioned reviews and discussions with Management and RSM, the undersigned AFC members recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021. The AFC has also appointed RSM as the Company’s independent registered public accounting firm for 2022.

    |    AUDIT MATTERS      57

THE AUDIT & FINANCE COMMITTEE

T. Willem Mesdag, Chair

Lyle Logan

Stacey Rauch

AUDIT & FINANCE COMMITTEE POLICY AND PROCEDURES

The AFC has established a policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under this policy, the AFC is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors to assure that the provision of such services does not impair the auditor’s independence. The AFC has delegated the authority to evaluate and approve audit and permissible non-audit fees and engagements up to $100,000 to the AFC Chair. In this event, the Chair then presents a summary of the fees and services to the AFC at its next meeting. The independent registered public accounting firm may not perform any non-audit service which independent auditors are prohibited from performing under the SEC Rules or the rules of the PCAOB. RSM did not perform any non-audit services in 2021.

At the beginning of each fiscal year, the AFC reviews with Management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. For each proposed service, the independent auditor provides documentation regarding the specific services to be provided. At that time, the AFC pre-approves a list of specific audit-related services that may be provided and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the AFC with regular updates. The AFC must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The AFC also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

All services provided by RSM were approved in accordance with the AFC’s policy in 2021.

FEES PAID TO AUDITOR

The aggregate fees billed for services provided by RSM, the Company’s independent registered public accounting firm, in 2021 and 2020 are as follows:

Fee Category	2021	2020

Audit Fees[1]	$1,318,600	$1,250,000

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees[2,3]	$66,700	$280,000

Total Fees	$1,385,300	$1,530,000

[1]

Fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, statutory audits required internationally, and the audit of the Company’s internal control over financial reporting.

[2]	For year 2021, all other fees related to due diligence in connection with the acquisition of On-Demand Talent.

[3]

For year 2020, all other fees related to a review of goodwill impairment, a restructuring plan, a Peoplesoft upgrade, the filing a registration statement on Form S-8 and the adoption of a critical matters audit report.

58      AUDIT MATTERS    |

PROPOSAL 3

Ratification of Appointment of Auditor

The Board and the AFC recommend a vote “FOR” ratification of the appointment of RSM US LLP (“RSM”) as our independent registered public accountants for the 2022 fiscal year.

The AFC appointed RSM, an independent registered public accounting firm, as the auditor to audit and report to stockholders on the consolidated financial statements for the Company and its subsidiaries for the fiscal year ending December 31, 2022. Although stockholder approval is not required for the appointment of RSM, the Board and the AFC has determined that it would be desirable as a good corporate governance practice to request stockholder ratification of the appointment of RSM as the Company’s independent registered public accounting firm.

The AFC has concluded that the continued retention of RSM is in the best interests of the Company and its stockholders and appointed RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022. Services provided to the Company by RSM in fiscal 2021 are described in the Fees Paid to Auditor section above. The AFC evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring regular rotation of the lead audit partner every five years as required by the SEC Rules, one or more of the members of the AFC will meet with candidates for the lead audit partner and the committee will discuss the appointment before the rotation occurs.

We are asking our stockholders to ratify the selection of RSM as our independent registered public accountants for the fiscal year ending December 31, 2022. In the event stockholders fail to ratify the appointment, the Board may reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and stockholders’ best interests.

Representatives of RSM will attend the Annual Meeting virtually and be given an opportunity to make a statement and/or respond to appropriate questions.

The Board and the AFC recommend that the stockholders ratify the appointment of RSM and adopt the following resolution at the Annual Meeting: “RESOLVED, that the appointment of RSM as the independent auditor of this Company for the fiscal year 2022 is hereby RATIFIED.”

In the event the stockholders do not ratify the appointment of RSM, the AFC will consider whether it should appoint an alternative firm.

    |    AUDIT MATTERS      59

Additional Matters

STOCK OWNERSHIP INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Company common stock by each director, each NEO, and the Directors and Executive Officers as a group, all as of March 31, 2022. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table.

Name[1]	Shares of Common Stock Beneficially Owned[2,3]	%

Elizabeth L. Axelrod	25,343	*

Mary E. G. Bear	0	*

Laszlo Bock	7,623	*

Lyle Logan	25,343	*

T. Willem Mesdag	35,343	*

Stacey Rauch	11,248	*

Adam Warby	19,144	*

Krishnan Rajagopalan	151,092	*

Michael Cullen	25,503	*

Mark Harris	26,881	*

Tracey Heaton	0	*

Sarah Payne	6,691	*

Kamau Coar	3,155	*

All Directors and Executive Officers as a group	334,211	1.69%

*	Represents holdings of less than 1%.

[1]	The mailing address for each NEO and Director of the Company is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606.

[2]

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of fully owned or earned Company common stock and RSUs as well as shares of Company common stock issued pursuant to RSUs and stock options that are exercisable on March 31, 2022, or which will become exercisable within 60 days following that date or upon termination of a director’s service to the Board, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

[3]

The calculation of shares of Company common stock beneficially owned by the Directors includes Company common stock equivalents in the form of fully-earned RSUs that are owned by the Director for which full consideration has been received by the Company and for which there are no additional outstanding conditions. All RSUs will be converted into shares of Company common stock upon the Director’s termination of service to the Board. This includes 7,623 RSUs owned by Mr. Bock; 25,343 RSUs owned by Mr. Mesdag; and 14,144 RSUs owned by Mr. Warby.

60      ADDITIONAL MATTERS    |

PRINCIPAL STOCKHOLDERS

Set forth in the table below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the issued and outstanding Company common stock as of March 31, 2022.

Name and Address	Shares of Common Stock Beneficially Owned	% of Class[1]

BlackRock, Inc.[2] 55 East 52nd Street New York, New York 10055	3,217,782	16.32%

The Vanguard Group[3] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,446,987	7.34%

Renaissance Technologies LLC[4] 800 Third Avenue New York, New York 10022	1,241,802	6.30%

Dimensional Fund Advisors LP5 Building One 6300 Bee Cave Road Austin, Texas 78746	1,190,438	6.04%

Royce & Associates, LP6 745 Fifth Avenue New York, NY 10151	1,025,868	5.20%

[1]

The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on March 31, 2022. Percentages are calculated using the shares outstanding on the Record Date.

[2]

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 7, 2022 reporting beneficial ownership as of December 31, 2021. BlackRock, Inc. reported that it has sole dispositive power over 3,217,782 shares and sole voting power over 3,167,223 shares.

[3]

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022 reporting beneficial ownership as of December 31, 2021. The Vanguard Group reported that it has sole dispositive power over 1,403,308 shares; shared dispositive power over 43,679 shares; and shared voting power over 32,434 shares.

[4]

The information is based on a Schedule 13G/A filed by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation with the SEC on February 11, 2022 reporting beneficial ownership as of December 31, 2021. Renaissance Technologies LLC reported that it has sole dispositive power over 1,241,802 shares and sole voting power over 1,198,500 shares.

[5]

The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 8, 2022 reporting beneficial ownership as of December 31, 2021. Dimensional Fund Advisors LP reported that it has sole dispositive power over 1,190,438 shares and sole voting power over 1,163,814 shares.

[6]

The information is based on a Schedule 13G/A filed by Royce & Associates, LP with the SEC on January 21, 2022 reporting beneficial ownership as of December 31, 2021. Royce & Associates, LP reported that it has sole voting power over 1,025,868 shares; and sole dispositive power over 1,025,868 shares.

    |    ADDITIONAL MATTERS      61

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

WHO IS ASKING FOR MY VOTE AND WHY?

The Board is soliciting proxies for use at the Company’s Annual Meeting to be held on May 26, 2022, or any adjournment or postponement of the meeting.

The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/HSII2022 due to the continued health and safety concerns surrounding COVID-19, and to support the health and well-being of our employees, directors and stockholders. The Board encourages you to vote before the meeting to ensure that your shares are represented at the Annual Meeting. This proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. The Company is asking you to give your proxy to Tracey Heaton, Chief Legal Officer & Corporate Secretary. This way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting online.

If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board, Ms. Heaton will vote your shares in the following manner:

•	FOR the election of each of the nominees for director;

•	FOR the advisory vote approving our executive compensation; and

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accountants for the 2022 fiscal year.

WHAT HAPPENS IF OTHER MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

If other matters are properly presented at the Annual Meeting, Ms. Heaton will have discretion to vote your shares for you on those matters in accordance with their best judgment if you have granted a proxy. However, the Company has not received timely notice from any stockholder of any other matter to be presented at the Annual Meeting.

HOW DO I ATTEND THE ANNUAL MEETING?

To join the Annual Meeting, log in at www.virtualshareholdermeeting.com/HSII2022. You will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials.

The Annual Meeting will begin at 8:00 a.m. Central Time. Online check-in will be available beginning at 7:45 a.m. Central Time to allow time for stockholders to log in and test the computer audio system.

Please allow ample time for the online check-in process. A replay of the Annual Meeting will also be posted on our website at https://investors.heidrick.com/investor-overview for at least thirty (30) days after the meeting concludes.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of the Company’s common stock as of the close of business on March 31, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting.

HOW MANY VOTES IS EACH SHARE OF COMMON STOCK ENTITLED TO?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 19,722,202 shares of common stock outstanding.

62      ADDITIONAL MATTERS    |

WHO CAN ATTEND THE ANNUAL MEETING ONLINE?

Stockholders as of the Record Date are entitled to attend and participate in the Annual Meeting. Others are able to access the Annual Meeting as a guest through the virtual meeting website, but are not able to ask questions or vote during the meeting.

HOW DO I SUBMIT A QUESTION AT THE ANNUAL MEETING?

You may submit a question during the meeting via our virtual stockholder meeting website, www.virtualshareholdermeeting.com/HSII2022. If your question is properly submitted, we intend to respond to your question during the Annual Meeting as time permits. Questions on similar topics will be combined and answered together.

A replay of the Annual Meeting, including the Q&A session, will also be posted on our website at https://investors.heidrick.com/investor-overview under “Proxy Materials” for at least thirty (30) days after the meeting concludes. Rules of Conduct for the meeting will be posted on the virtual meeting website and our website and will provide additional details regarding our procedures for answering questions.

WHAT IF THE COMPANY OR I ENCOUNTER TECHNICAL DIFFICULTIES DURING THE ANNUAL MEETING?

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/HSII2022.

If you encounter technical difficulties accessing our Annual Meeting or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual stockholder meeting website: www.virtualshareholdermeeting.com/HSII2022.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent (Computershare Trust Company, N.A.), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered a “beneficial owner” of those shares.

HOW DO I VOTE MY SHARES?

Beneficial Stockholders – If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares, or you can vote during the Annual Meeting. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on May 25, 2022. You are also invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/HSII2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials. Even if you plan to attend the Annual Meeting, we encourage you to submit your voting instructions to your broker, bank or other holder of record in advance of the Annual Meeting.

Registered Stockholders – If you own shares that are registered in your name, you may vote by proxy before the Annual Meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card by mail. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on May 25, 2022. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. You may also vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/HSII2022, or you may vote by proxy. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

    |    ADDITIONAL MATTERS      63

MAY I REVOKE A PROXY OR CHANGE MY VOTE?

Beneficial Stockholders – Beneficial stockholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote. You may also revoke your proxy or previously submitted voting instructions by attending the Annual Meeting online and voting during the meeting.

Registered Stockholders – Registered stockholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m. Eastern Time, on May 25, 2022, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary at Heidrick & Struggles International, Inc., Attn: Corporate Secretary, 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. You may also revoke your proxy by attending the Annual Meeting online and voting during the meeting. Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy.

HOW MANY VOTES MUST BE PRESENT IN ORDER TO HOLD THE ANNUAL MEETING?

A quorum must be present to transact business at the Annual Meeting. A quorum consists of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting.

Shares of Heidrick & Struggles stock present in person or duly authorized by proxy (including any abstentions and “broker non-votes”) will be counted for purposes of establishing a quorum at the meeting. Attendance at our Annual Meeting online constitutes presence in person for purposes of quorum at the meeting.

WHAT ARE BROKER NON-VOTES?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions, that firm may only vote your shares on routine matters. Proposal 3, the ratification of the appointment of our independent auditor for 2022, is the only matter for consideration deemed to be routine. For all matters other than Proposal 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes on the non-routine proposals are referred to as “broker non-votes.”

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Directors (Item 1)

A plurality of the voting power present in person or represented by proxy and entitled to vote is required for the election of directors. This means that the seven director nominees receiving the highest number of votes cast “FOR” will be elected. Only votes “FOR” will affect the outcome. Broker non-votes are not counted for purposes of the election of directors.

Pursuant to our Corporate Governance Guidelines, in an uncontested election of directors (i.e. an election in which the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election will tender his or her resignation to the Chair of the NGC following certification of the stockholder vote. The NGC will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the stockholders’ meeting at which the election occurred. The Board will act on the NGC’s recommendation no later than 120 days following the stockholders’ meeting. The Company will publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

All Other Proposals (Items 2 and 3)

Stockholders may vote “FOR” or “AGAINST” each of the other proposals, or may abstain from voting. Heidrick’s Amended and Restated By-laws require the affirmative vote of a majority in voting power of the stock present in person or by proxy and entitled to vote on the matter for the approval of Proposals 2 and 3. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Proposals 2 and 3. “Broker non-votes,” if any, will have no effect on Proposals 2 and 3.

64      ADDITIONAL MATTERS    |

WHO COUNTS THE VOTES?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will act as the independent inspector of election for the Annual Meeting.

WHEN WILL THE COMPANY ANNOUNCE THE VOTING RESULTS?

The Company will announce the preliminary voting results at the Annual Meeting and will report the final results on the Company’s website and in a Current Report on Form 8-K filed with the SEC after the Annual Meeting in accordance with SEC Rules.

HOW ARE PROXIES SOLICITED, AND WHAT IS THE COST?

The Company will bear the entire cost of the proxy solicitation. Heidrick has engaged Alliance Advisors, L.L.C. to assist with the solicitation of proxies for an estimated fee of $11,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. The Company’s officers and employees may also solicit proxies. They will not receive any additional compensation for these activities.

WILL THE COMPANY MAKE A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING AVAILABLE?

Yes. A stockholder list will be available for inspection electronically by stockholders for any purpose germane to the meeting, upon request, starting May 16, 2022 by contacting the Company’s Investor Relations Department via email at InvestorRelations@heidrick.com. In addition, a stockholder list will be posted on the virtual stockholder meeting website during the Annual Meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PRINTED PROXY MATERIALS?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or internet or sign, date, and return a proxy card or voting card for each account.

MORE THAN ONE STOCKHOLDER LIVES AT MY ADDRESS. WHY DID WE RECEIVE ONLY ONE SET OF PROXY MATERIALS?

The Company delivers only one Annual Report and one proxy statement to multiple stockholders sharing the same address unless it has received different instructions from one or more of them. This method of delivery is known as “householding”. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. The Company will, upon written or oral request, promptly deliver a separate copy of the Annual Report or proxy statement to a stockholder at a shared address. If you would like to change your householding election, request that a single copy of this or future proxy materials be sent to your address, or request a separate copy of this or future proxy materials, you should submit this request by writing Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling 1-866-540-7095.

OTHER MATTERS

Management is not aware of any other matters that will be presented at the Annual Meeting. If any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their best judgment.

STOCKHOLDER PROPOSALS – 2023 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal for inclusion in Heidrick’s proxy statement for its 2023 annual stockholders’ meeting, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, the Company must receive your proposal at the address below no later than December 16, 2022. Under Heidrick’s Amended and Restated By-laws, other proposals and director nominations by stockholders that are not included in the 2023 proxy statement may be eligible for presentation at the 2023 annual stockholders’ meeting only if they are received by the Company in the form of a written notice, directed to the attention of Heidrick’s Corporate Secretary at the address below, no earlier than February 25, 2023 and no later than March 27, 2023. The notice must contain the information required by the Amended and Restated By-laws and must otherwise comply with the requirements specified in the Amended and Restated By-laws.

    |    ADDITIONAL MATTERS      65

In addition to satisfying the foregoing requirements under Heidrick’s Amended and Restated By-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Heidrick’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 27, 2023.

WHERE TO SEND ALL PROPOSALS AND NOMINATIONS:

Heidrick & Struggles International, Inc.

Attn: Corporate Secretary

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

66      ADDITIONAL MATTERS    |

ANNEX A

Heidrick & Struggles International, Inc.

Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)

(In thousands)

(Unaudited)

	Year Ended December 31,

	2021	2020

Revenue before reimbursements (net revenue)	$1,003,001	$621,615

Operating income (loss)	98,264	(35,529)

Adjustments

Earnout obligation fair value adjustments[1]	11,368	—

Impairment charges[2]	—	32,970

Restructuring charges[3]	3,792	52,372
Total adjustments	15,160	85,342

Adjusted operating income	$113,424	$49,813

Operating margin	9.8%	(5.7)%

Adjusted operating margin	11.3%	8.0%

[1]	The Company incurred a one-time earnout obligation adjustment of $11.4 million for the three months and year ended December 31, 2021 in the On-Demand Talent operating segment.

[2]	The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the year ended December 31, 2020.

[3]

The Company incurred restructuring charges of $4.3 million for the three months ended December 31, 2020. The Company incurred restructuring charges of $3.8 million and $52.4 million for the years ended December 31, 2021 and 2020, respectively.

    |    ANNEX A       A-1

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)

(In thousands, except per share amounts)

(Unaudited)

	Year Ended December 31,

	2021	2020

Net income (loss)	$72,572	$(37,707)

Adjustments

Earnout obligation fair value adjustments[1]	8,282	—

Impairment charges, net of tax[2]	—	32,970

Restructuring charges, net of tax[3]	2,642	39,956
Total adjustments	10,924	72,926

Adjusted net income	$83,496	$35,219

Weighted-average common shares outstanding

Basic	19,515	19,301

Diluted	20,296	19,893

Earnings (loss) per common share

Basic	$3.72	$(1.95)

Diluted	$3.58	$(1.95)

Adjusted earnings per common share

Basic	$4.28	$1.82

Diluted	$4.11	$1.77

[1]	The Company incurred a one-time earnout obligation adjustment of $11.4 million for the three months and year ended December 31, 2021 in the On-Demand Talent operating segment.

[2]	The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the year ended December 31, 2020.

[3]

The Company incurred restructuring charges of $4.3 million for the three months ended December 31, 2020. The Company incurred restructuring charges of $3.8 million and $52.4 million for the years ended December 31, 2021 and 2020, respectively.

A-2      ANNEX A    |

ANNEX B

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Operating Income (Loss) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Year Ended December 31,

	2021	2020

Revenue before reimbursements (net revenue)	$1,003,001	$621,615

Net income (loss)	72,572	(37,707)

Interest, net	(302)	(204)

Other, net	(7,463)	(3,927)

Provision for (benefit from) income taxes	33,457	6,309

Operating income (loss)	98,264	(35,529)

Adjustments

Stock-based compensation expense	12,325	9,679

Depreciation	7,150	8,100

Intangible amortization	2,898	738

Earnout accretion	486	—

Earnout obligation fair value adjustments	11,368	—

Acquisition contingent consideration	1,973	1,942

Restructuring charges	3,792	52,372

Impairment charges	—	32,970

Deferred compensation plan	3,057	4,495
Total adjustments	43,049	110,296

Adjusted EBITDA	$141,313	$74,767

Adjusted EBITDA margin	14.1%	12.0%

    |    ANNEX B       B-1

HEIDRICK & STRUGGLES

Our Worldwide Locations

AMERICAS	EUROPE	ASIA PACIFIC	AFRICA / MIDDLE EAST
Atlanta	Amsterdam	Beijing	Johannesburg
Boston	Bremen	Hong Kong	Dubai
Calgary	Brussels	Melbourne	Tel Aviv
Chicago	Copenhagen	Mumbai	
Costa Mesa	Dublin	New Delhi	
Dallas	Düsseldorf	Perth	
Houston	Finland	Seoul	
Los Angeles	Frankfurt	Shanghai	
Mexico City	Helsinki	Singapore	
Miami	Istanbul	Sydney	
New York	Lisbon	Tokyo	
Philadelphia	London		
Rio de Janeiro	Madrid		
San Francisco	Milan		
São Paulo	Munich		
Stamford	Paris		
Toronto	Stockholm		
Washington, D.C.	Warsaw		
	Zürich		

Heidrick & Struggles International, Inc.
233 South Wacker Drive, Suite 4900
Chicago, IL 60606
312 496 1200
www.heidrick.com

HEIDRICK & STRUGGLES INTERNATIONAL, INC. 233 S. WACKER DR., SUITE 4900 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/HSII2022

You may attend the meeting via the internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to join the meeting and vote.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark “For All
Except” and write the number(s) of the
The Board of Directors recommends you vote FOR				nominee(s) on the line below.
the following:
	☐	☐	☐

1. Election of Directors

Nominees

01)	Elizabeth L. Axelrod	02) Mary E.G. Bear	03) Lyle Logan	04) T. Willem Mesdag	05) Krishnan Rajagopalan
06)	Stacey Rauch	07) Adam Warby

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

3.	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Annual Meeting of Stockholders

May 26, 2022 8:00 A.M. Central Daylight Time

Via live webcast at www.virtualshareholdermeeting.com/HSII2022

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tracey Heaton as proxy, with full power of substitution, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of March 31, 2022, at the Annual Meeting of Stockholders to be held on May 26, 2022, or any adjournment of the meeting. This proxy authorizes Ms. Heaton to vote in her discretion on any matter that may properly come before the Annual Meeting or any adjournment of the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/HSII2022.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” the election of all nominees for directors listed on the reverse side; “FOR” Proposals 2 and 3; and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 P.M. Eastern Time on May 25, 2022.

Continued and to be signed on reverse side